Moody National REIT I, Inc. POS AM

EXHIBIT 10.119

AGREEMENT OF PURCHASE AND SALE

THIS AGREEMENT OF PURCHASE AND SALE (this “Agreement’”) is made as of the Effective Date, by and between MOODY NATIONAL CEDAR NEWARK HOLDING, LLC, a Delaware limited liability company (“Fee Owner”), MOODY NATIONAL TPS NEWARK MT, LLC, a Delaware limited liability company (“Moody MT”; Fee Owner and Moody MT collectively referred to herein as “Seller”), and HOLIDAY GARDEN SF CORP., a California corporation (the “Purchaser”).

RECITATIONS:

A.        Fee Owner is the owner of that certain tract of land more particularly described on Exhibit A attached hereto and made a part hereof, and the improvements situated thereon, commonly known as the “TownePlace Suites Newark” (the “Hotel”).

B.        Moody MT leases the Hotel from the Fee Owner and is the owner of all personal property used in connection with the operation of the Hotel.

C.        Purchaser desires to purchase the above-described property from Seller, and Seller desires to sell the above-described property to Purchaser, for the Purchase Price (as defined below) and upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of premises and in consideration of the mutual covenants, promises and undertakings of the parties hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, it is agreed:

ARTICLE I

DEFINITIONS

The following terms shall have the indicated meanings:

1.1       “Accounts Receivable” shall mean all accounts receivable of the Hotel which are shown on city ledger or other applicable the records of the Hotel.

1.2       “Advance Bookings” shall mean reservations and agreements made or entered into by Moody MT or Manager prior to Closing and assumed by Purchaser for Hotel rooms or meeting rooms to be utilized after Closing, or for catering services or other Hotel services to be provided after Closing, in the ordinary course of business.

1.3       “Affiliate” shall mean any Person that is directly or indirectly (through one or more intermediaries) controlled by, under common control with, or controlling another Person. For the purposes of this definition, “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any Person or the power to veto major policy decisions of any Person, whether through the ownership of voting securities, by contract or otherwise.

1.4        “Agreement” shall have the meaning ascribed to such term in the Preamble.

1.5       “Applicable Laws” shall mean any applicable building, zoning, subdivision, environmental, health, safety or other governmental laws, statutes, ordinances, resolutions, rules, codes, regulations, orders or determinations of any Governmental Authority or of any insurance boards of underwriters (or other body exercising similar functions), or any restrictive covenants or deed restrictions affecting the Property or the ownership, operation, use, maintenance or condition thereof.

1.6       “Assignment and Assumption Agreement” shall mean an assignment and assumption agreement whereby Moody MT assigns and Purchaser assumes all of Moody MT’s rights, title and interest in and to the Hotel Agreements.

1.7       “Authorizations” shall mean all certificates of occupancy, licenses, permits, authorizations and approvals required by any governmental or quasi-governmental agency, body, department, commission, board, bureau, instrumentality or officer, or otherwise appropriate with respect to the construction, ownership, operation, leasing, maintenance, or use of the Property or any part thereof.

1.8       “Bill of Sale and General Assignment” shall mean a bill of sale and general assignment between Moody MT and Purchaser, conveying title to the Personal Property (other than Leased Property) from Moody MT to Purchaser, together with any Warranties and Guaranties related thereto and the Advanced Bookings.

1.9       “Closing” shall mean the consummation of the sale and purchase of the Property pursuant to this Agreement.

1.10     “Closing Date” shall mean the date on which the Closing shall occur, but in no event later than twenty-one (21) days following the expiration of the Study Period.

1.11     “Closing Documents” shall mean the documents defined as such in Article VI.

1.12     “Deed” shall mean a grant deed, conveying fee title to the Real Property from the Fee Owner to Purchaser, subject to the Permitted Title Exceptions.

1.13     “Earnest Money” shall have the meaning ascribed to such term in Section 2.3.

1.14     “Effective Date” (or other similar phrases such as “date of this Agreement” or “date hereof) shall mean the first date on which the Escrow Agent shall have acknowledged receipt of this Agreement fully executed by Seller and Purchaser.

1.15     “Escrow Agent” shall mean Chicago Title Company, Attention: Terina J. Kung, 455 Market Street, Suite 2100, San Francisco, CA 94105; Direct Line: (415) 291-5128; Fax: (415) 896-9423; and Email: kungt@ctt.com.

1.16     “First Earnest Money” shall have the meaning ascribed to such term in Section 2.3.

1.17     “Final Rooms Revenue” shall mean the final night’s room revenue (revenue from rooms occupied as of 12:01 a.m. on the Closing Date, exclusive of food, beverage, telephone and similar charges which shall be retained by Seller), including any sales taxes, room taxes or other taxes thereon.

1.18     “FIRPTA Certificate” shall mean the affidavit of Fee Owner under Section 1445 of the Internal Revenue Code, as amended.

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1.19     “Governmental Authority” shall mean any federal, state, county, municipal or other government or governmental or quasi-governmental agency, department, commission, board, bureau, office or instrumentality, foreign or domestic, or any of the them.

1.20     “Hotel” shall have the definition ascribed to such term in the Recitations.

1.21     “Hotel Agreements” shall mean collectively the Operating Agreements, Leased Property Agreements, Off-Site Facility Agreements and the Occupancy Agreements.

1.22     “Improvements” shall mean the Hotel and all other buildings, structures, improvements, and all fixtures, systems, facilities and all other items of real estate located on the Land.

1.23     “Independent Contract Consideration” shall mean One Hundred and No/100 Dollars ($100.00) of the Earnest Money which shall be paid by the Escrow Agent to Seller in the event that Purchaser elects to terminate this Agreement.

1.24     “Insurance Policies” shall mean all policies of insurance maintained by or on behalf of Seller pertaining to the Property, its operation, or any part thereof.

1.25     “Intangible Personal Property” shall mean, to the extent assignable, Seller’s right, title and interest in and to all intangible personal property owned or possessed by Seller and used in connection with the ownership or operation of the Property, including, without limitation, (1) Authorizations, (2) utility and development rights and privileges, general intangibles, business records, plans and specifications pertaining to the Real Property and the Personal Property, (3) any unpaid award for taking by condemnation or any damage to the Land by reason of a change of grade or location of or access to any street or highway, (4) the share of the Final Rooms Revenue determined under Section 6.6(h) hereof, (5) Advance Bookings, excluding Seller’s cash on hand, in the bank accounts and invested with financial or other institutions, (6) Hotel Agreements (but only to the extent Purchaser elects to accept an assignment of, and to assume, the Hotel Agreements, in accordance with the terms of this Agreement), and (7) Warranties and Guaranties.

1.26     “Inventory” shall mean all inventories of food, beverage and consumable items in opened or unopened cases and all in-use reserve stock of linens, towels, paper goods, soaps, cleaning supplies, office supplies, engineering supplies, maintenance supplies, parts and tools and other “inventories of merchandise” and “inventories of supplies” as such terms are defined in the Uniform System of Accounts for Hotels used in connection with the operation and maintenance of the Hotel.

1.27     “Knowledge” shall mean the actual knowledge of Brett C. Moody, without any duty of inquiry or investigation. For the purposes of this definition, the term “actual knowledge” means, with respect to any person, the conscious awareness of such person at the time in questions, and expressly excludes any constructive or implied knowledge of such person.

1.28     “Land” shall mean that certain parcel of real estate described on Exhibit A hereof, together with all rights, titles, benefits, easements, privileges, remainders, tenements, hereditaments, interests, reversions and appurtenances thereunto belonging or in any way appertaining, and all of the estate, right, title, interest, claim or demand whatsoever of Seller therein, in and to adjacent strips and gores, if any, between the Land and abutting properties, and in and to adjacent streets, highways, roads, alleys or rights-of-way, and the beds thereof, either at law or in equity, in possession or expectancy, now or hereafter acquired.

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1.29     “Leased Property” shall mean all leased items of Tangible Personal Property, including items subject to any capital lease, operating lease, financing lease, or any similar agreement.

1.30     “Leased Property Agreements” shall mean all lease agreements pertaining to the Leased Property (if any).

1.31     “License Agreement” shall mean the license or franchise agreement from Licensor with respect to the Hotel.

1.32     “Licensor” shall mean MIF, L.L.C., a Delaware limited liability company.

1.33     “Management Agreement” shall mean the management agreement between Seller and the Manager for the management or operation of the Hotel.

1.34     “Manager” shall mean Moody National Hospitality Management, LLC, a Texas limited liability company.

1.35     “Occupancy Agreements” shall mean all leases, concession or occupancy agreements in effect with respect to the Real Property under which any tenants (other than Hotel guests) or concessionaires have the right to occupy space upon the Real Property.

1.36     “Off-Site Facility Agreements” shall mean any leases, contracts and agreements, if any, pertaining to facilities not located on the Property but which are required and presently used for the operation of the Hotel including, without limitation, use agreements for local golf courses, and parking or garage contracts or leases.

1.37     “Operating Agreements” shall mean all service, supply, maintenance and repair, and other similar contracts in effect with respect to the Property (other than the Occupancy Agreements, Leased Property Agreements, Management Agreement, Off-Site Facility Agreements and the Employee Agreements) related to construction, operation, or maintenance of the Property and the business conducted thereon.

1.38     “Owner’s Title Policy” shall mean an owner’s policy of title insurance issued to Purchaser by the Title Company, pursuant to which the Title Company (or any applicable underwriter) insures Purchaser’s ownership of fee simple title to the Real Property, subject only to Permitted Title Exceptions.

1.39     “Permitted Title Exceptions” shall mean those exceptions to title to the Real Property that are satisfactory or deemed satisfactory to Purchaser as determined pursuant to Section 2.4(e) hereof.

1.40     “Person” shall mean an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Authority.

1.41     “Personal Property” shall mean collectively the Tangible Personal Property and the Intangible Personal Property.

1.42     “Property” shall mean collectively the Real Property and Personal Property.

1.43     “Purchase Price” shall mean the amount of TWENTY FOUR MILLION FIVE HUNDRED THOUSAND AND NO/DOLLARS ($24,500,000.00).

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1.44    “Purchaser Parties” shall mean Purchaser’s directors, officers, lenders, employees, agents, counsel, consultants or representatives.

1.45     “Purchaser’s Objections” shall mean the objections defined as such in Section 2.4(e).

1.46     “Real Property” shall mean the Land and the Improvements.

1.47     “Second Earnest Money” shall have the meaning ascribed to such term in Section 2.3.

1.48     “Seller’s Response” shall have the meaning ascribed to such term in Section 2.4(e).

1.49     “Seller’s Response Period” shall have the meaning ascribed to such term in Section 2.4(e).

1.50     “Study Period” shall mean the period ending at 5:00 p.m. Pacific Time on the date which is thirty (30) days from the Effective Date. Except as expressly noted herein to the contrary, times referred to in this Agreement shall mean the times as in effect, from time to time, in San Francisco, California.

1.51     “Submission Matters” shall mean the definition ascribed to such term in Section 2.4(b) hereof.

1.52     “Tangible Personal Property” shall mean all of Seller’s right, title and interest in and to all tangible personal property owned or possessed by Seller and used in connection with the ownership or operation of the Property, including, without limitation, (1) all furniture, fixtures, equipment, machinery, (2) Inventory, (3) all vehicles used in operation of Property and the Hotel, and (5) other tangible personal property of every kind and nature (which does not include cash-on-hand and petty cash) located at the Hotel and owned or leased by Moody MT, including, without limitation, Moody MT’s interest as lessee with respect to any such leased Tangible Personal Property (but only to the extent Purchaser elects to accept an assignment of, and to assume, the Leased Property Agreements, in accordance with the terms of this Agreement).

1.53     “Title Commitment” shall mean the title commitment and exception documents defined as such in Section 2.4(e).

1.54     “Title Company” shall mean Chicago Title Company.

1.55     “Warranties and Guaranties” shall mean, to the extent assignable, all of Seller’s interest in any existing warranties and guaranties relating to the development, construction, ownership and operation of the Improvements, the Tangible Personal Property, the Hotel or any part thereof.

ARTICLE II

PURCHASE AND SALE; DEPOSIT; PAYMENT OF

PURCHASE PRICE; STUDY PERIOD

2.1       Purchase and Sale. Seller agrees to sell and Purchaser agrees to purchase the Property for the Purchase Price and in accordance with and subject to the other terms and conditions set forth herein.

2.2       Payment of Purchase Price. Purchaser shall pay the Purchase Price, as adjusted in the manner specified in Article VI and as set forth below, to Seller (or other party designated by Seller) at Closing by making a wire transfer of immediately available federal funds to the account of Seller (or other party designated by Seller). Such wire transfer shall be sent by Purchaser to the Escrow Agent for the account of Seller no later than 1:00 p.m. Pacific Time on the Closing Date.

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2.3       Earnest Money. Within two (2) business days following the Effective Date, Purchaser will deliver to the Escrow Agent the sum of SEVEN HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($750,000.00) (the “First Earnest Money”). Within two (2) business days following the expiration of the Study Period, assuming Purchaser has not previously elected to terminate this Agreement, Purchaser shall deliver to the Escrow Agent the additional sum of FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($500,000.00) (the “Second Earnest Money”‘) (the First Earnest Money and the Second Earnest Money, if any, and all interest earned thereon are hereinafter collectively referred to as the “Earnest Money”). If Purchaser fails to deliver the Second Earnest Money within such two (2) business day period, then Seller shall have the right (exercisable in its sole discretion) to terminate this Agreement by delivery of written notice to Purchaser giving Purchaser three (3) business days after Purchaser’s receipt of such notice to deliver the Second Earnest Money to Escrow Agent. If no such termination notice is given by Seller as herein provided, then the Agreement shall continue in full force and effect in accordance with its terms. If Seller provides the termination notice to Purchaser and Purchaser fails to deliver the Second Earnest Money to Escrow Agent within three (3) business days after Purchaser’s receipt of Seller’s notice, the Seller and Purchaser each shall promptly instruct Escrow Agent to pay the First Earnest Money to Seller and, except under those provisions of the Agreement that by their express terms survive the termination of the Agreement, shall have no further rights or obligations under this Agreement. The Earnest Money shall be invested by the Escrow Agent in short-term interest bearing accounts at banks or other financial institutions, which accounts must be insured by the Federal Deposit Insurance Corporation. All interest earned on such deposits shall belong to the party (as between Seller and Purchaser) who is entitled to receive the Earnest Money under the applicable provisions of this Agreement. In the event the transactions contemplated herein are not closed in accordance with the provisions hereof, the Earnest Money shall be disbursed to either Seller or Purchaser as provided in this Agreement.

2.4       Due Diligence.

(a)       Purchaser shall have the right, until 5:00 p.m. the last day of the Study Period, and thereafter if Purchaser does not notify Seller in writing prior to the expiration of the Study Period that Purchaser has elected to terminate this Agreement, to enter upon the Real Property upon not less than one (1) business day prior notice to Seller, and to perform at Purchaser’s expense, and subject to terms and conditions set forth in Section 2.4(d) below, such economic, surveying, engineering, topographic, environmental, marketing and other test, studies and investigations as Purchaser may deem appropriate. If Purchaser elects in the exercise of Purchaser’s sole, absolute and unreviewable discretion to purchase the Property, then Purchaser shall prior to the expiration of the Study Period deliver to Seller written notice (the “Notice to Proceed”‘) of Purchaser’s election to proceed with this transaction in accordance with and subject to the terms of this Agreement; provided, however, if, prior to the expiration of the Study Period, Purchaser provides written notice to Seller and Escrow Agent that it has determined in its sole, absolute and unreviewable discretion, to terminate this Agreement (or if Purchaser fails to provide Seller with the Notice to Proceed, then Purchaser shall be deemed to have elected to terminate this Agreement) this Agreement shall automatically terminate, and Seller and Purchaser shall be released from all further liability or obligation hereunder except those which expressly survive a termination of this Agreement. In the event of such termination, the Earnest Money, less the Independent Contract Consideration, shall be promptly refunded (meaning within two (2) business days from the date Escrow Agent is informed that Purchaser has elected not to purchase the Property (or is deemed to have elected not to purchase the Property) by the Escrow Agent to Purchaser.

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(b)        Promptly following the Effective Date, Seller shall deliver copies of the following items to Purchaser, to the extent such items are in Seller’s possession or within Seller’s reasonable control (or, with respect to item number 20 below, cause Manager to deliver to Purchaser):

(1)	Seller’s existing Survey;

(2)	Hotel Agreements;

(3)	Financials for the previous twenty-four (24) months;

(4)	Occupancy, ADR and RevPar for previous twenty-four (24) months;

(5)	Current STR Report;

(6)	Advanced Bookings;

(7)	Real Estate Tax Bills for current year and previous two (2) years;

(8)	Personal Property Tax Bills for current year and previous two (2) years;

(9)	“As-is” built drawings relating to the Improvements;

(10)	Seller’s policy of title insurance;

(11)	Environmental site assessment reports (Phase I and Phase II);

(12)	Property Condition Reports, including, but not limited to, Americans with Disabilities Act surveys and studies;

(13)	A Title Commitment or preliminary title report dated not more than thirty (30) days prior to the Effective Date;

(14)	Notices of violation from any governmental agency;

(15)	Copies of all insurance coverage certificates and loss runs relating to the Hotel;

(16)	Any and all structural studies of the Hotel including, but not limited to, seismic studies;

(17)	All geological/soils reports or studies with respect to the land on which the Hotel is situated and the surrounding premises;

(18)	All expert and/or consultant reports relating to the presence of radon or methane gas or other gases emanating from the land on which the Hotel is situated;

(19)	Any collective bargaining or other union contracts; and

(20)	List of employees employed at the Hotel containing their dates of hire, wages, salaries, benefits, but excluding the names of such employees, which will be provided to Purchaser upon the expiration of the Study Period.

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(c)         If for any reason whatsoever Purchaser does not purchase the Property, Purchaser shall promptly deliver to Seller, (i) copies of the due diligence materials delivered to or copied by Purchaser or Purchaser Parties, and (ii) copies of all third-party reports prepared by or for Purchaser or Purchaser Parties with respect to the Property; provided, however, that Purchaser shall not be obligated to deliver to Seller any materials of a proprietary nature (such as, for the purposes of example only, any financial forecast or market repositioning plans) prepared for Purchaser or Purchaser Parties in connection with the Property, and Seller acknowledges that any such materials delivered to Seller pursuant to the provisions of clause (ii) shall be without cost to Purchaser and without warranty, representation or recourse whatsoever other than that such materials have been fully paid for and may be delivered to Seller. The terms of this Section 2.4(c) shall survive the termination of this Agreement.

(d)         Purchaser shall indemnify, hold harmless and defend Seller against any loss, damage, liability or claim for personal injury or property damage and any other loss, damage, liability, claim or lien to the extent arising from the acts upon the Real Property by Purchaser or Purchaser Parties or any agents, contractors or employees of Purchaser or Purchaser Parties (for avoidance of doubt, Purchaser shall have no liability for the mere discovery of pre-existing conditions at the Hotel). Purchaser understands and accepts that any on-site inspections of the Property shall occur at reasonable times agreed upon by Seller and Purchaser after not less than one (1) business day prior notice to Seller and shall be conducted so as not to interfere unreasonably with the operation of the Property and the use of the Property by the tenants and the guests of the Hotel. Seller shall have the right to have a representative present during any such inspections. If Purchaser desires to do any invasive testing at the Property, Purchaser shall do so only after obtaining the prior written consent of Seller, which approval may be subject to such terms and conditions as may be imposed by Seller. Purchaser shall not permit any liens to attach to the Property by reason of such inspections. Purchaser shall (i) restore the Property, at its own expense, to substantially the same condition which existed prior to any inspections or other activities of Purchaser thereon; and (ii) be responsible for and pay any and all liens by contractors, subcontractors, materialmen, or laborers performing the inspections or any work for Purchaser or Purchaser Parties on or related to the Property. Purchaser shall procure and continue in force from and after the date Purchaser first enters the Property, and continuing throughout the term of this Agreement, comprehensive general liability insurance with a combined single limit of not less than $1,000,000 per occurrence, or commercial general liability insurance, with limits of not less than $1,000,000 per occurrence and $2,000,000 per event. Seller shall be included and named as an additional insured under such comprehensive general liability or commercial general liability coverage. Such insurance shall include: (i) personal injury liability with employee and contractual exclusions removed; and (ii) a waiver of subrogation in favor of Seller without exception for the negligence of any additional insured. Purchaser will not be permitted to come onto the Property unless and until Purchaser has provided to Seller a certificate of insurance evidencing such coverage, the additional insured status of Seller, and such waiver of subrogation. The provisions of this Section 2.4(d) shall survive any termination of this Agreement and a closing of the transaction contemplated hereby and are not subject to any liquidated damage limitation on remedies, notwithstanding anything to the contrary in this Agreement.

(e)         Prior to the expiration of the Study Period, Purchaser shall notify Seller in writing which Hotel Agreements that Purchaser elects to reject and not assume (the “Rejected Contracts”) (however, Purchaser may only elect to reject and not assume, and/or request Seller to terminate, those Hotel Agreements which may be terminated without payment of any termination fee, penalty or liquidated damages, unless Purchaser agrees in writing to pay for such termination fee, penalty or liquidated damages) and which Hotel Agreements Purchaser desires Seller to send notice of termination at the Closing, to the extent any such Hotel Agreements require written notice in excess of the time between the date on which Purchaser requests termination and the Closing (the “Post-Closing Termination Contracts”). At Closing, Seller shall terminate all Rejected Contracts and shall send any notices required in order to terminate any Post-Closing Termination Contracts. All Contracts other than Rejected Contracts shall be assumed by Purchaser at Closing (the “Assumed Contracts”). Seller shall use commercially reasonable efforts to, at or prior to Closing, obtain any necessary consents for assignment of Assumed Contracts to Purchaser. Purchaser shall be solely responsible for all transfer or assignment fees and charges payable to the vendors of the Assumed Contracts under the express terms of the Assumed Contracts. After the expiration of the Study Period, Seller shall not extend any of the Assumed Contracts and shall not approve any extension of such Assumed Contracts without Purchaser’s prior written approval (to the extent Seller has approval rights), which approval shall not be unreasonably withheld, conditioned or delayed.

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(f)          Promptly following the Effective Date, Seller shall cause the Title Company to furnish to Purchaser, (i) a title insurance commitment bearing an effective date not earlier than thirty (30) days prior to the Effective Date issued by the Title Company covering the Real Property, binding the Title Company to issue the Owner’s Title Policy together with legible copies (to the extent such legible copies are available) of all documents identified in such title insurance commitment as exceptions to title (collectively, the “Title Commitment”) with respect to the state of title to the Property. Within ten (10) days following its receipt of the Title Commitment, Purchaser shall notify Seller of any matters identified in the Title Commitment that Purchaser is unwilling to accept (collectively, the “Purchaser’s Objections”). Other than as specifically required in this Agreement, Seller shall not be obligated to incur any expenses or incur any liability to cure any Purchaser’s Objections. Seller may notify Purchaser within five (5) days after receipt of Purchaser’s Objections (the “Seller’s Response Period”) whether Seller, in its sole discretion, agrees to cure any of such Purchaser’s Objections (the “Seller’s Response”). If Seller agrees in Seller’s Response Period to attempt to cure any of such Purchaser’s Objections, Seller shall use good faith efforts (without the obligation to expend any money or incur any liability) to cure such Purchaser’s Objections which Seller has agreed to attempt to cure on or before the expiration of the Study Period. If Seller is unable to cure such Purchaser’s Objections by the expiration of the Study Period, Purchaser shall, in its sole and absolute discretion, elect (1) to waive such Purchaser’s Objections without any abatement in the Purchase Price and proceed to close or (2) to terminate this Agreement in which case the parties hereto shall be released from all further obligations hereunder, except those which expressly survive a termination of this Agreement. If Seller does not provide Seller’s Response to Purchaser within Seller’s Response Period, Seller shall be deemed to have elected not to attempt to cure Purchaser’s Objections. If Seller elects in Seller’s Response not to attempt to cure all or any number of Purchaser’s Objections or if Seller is deemed to have elected not to attempt to cure Purchaser’s Objections pursuant to the preceding sentence, upon the expiration of the Study Period, Purchaser shall elect either to (1) waive any Purchaser’s Objections which Seller has elected or is deemed to have elected not to attempt to cure without any abatement in the Purchase Price and proceed to close, or (2) terminate this Agreement in which case the parties hereto shall be released from all further obligations hereunder, except those which expressly survive a termination of this Agreement. In the event Purchaser does not provide to Seller notice of Purchaser’s election under the preceding sentence, Purchaser shall be deemed to have elected clause (2) of the preceding sentence. In the event of Purchaser’s termination or deemed termination pursuant to this Section 2.4(e), the Earnest Money, less the Independent Contract Consideration, shall be refunded by the Escrow Agent to Purchaser.

(g)         Notwithstanding anything in this Agreement to the contrary, Seller, at Seller’s sole cost and expense, shall remove from the exceptions contained in the Title Commitment and Purchaser’s Owner’s Title Policy, and Purchaser shall be deemed to have objected to, any deeds of trust, UCC-1 financing statements and any and all other documents related to Seller’s financing of the Property, mechanic’s liens, tax liens, judgment liens and any and all other monetary liens created by Seller. In addition, Seller shall provide to Title Company, the Title Company’s standard form of Owner’s Affidavit with such modifications as reasonably requested by Seller.

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(h)         Purchaser shall submit a fully completed application to Licensor for the issuance of license agreement within three (3) days after the Effective Date.

ARTICLE III

SELLER’S REPRESENTATIONS AND WARRANTIES

In order to induce Purchaser to enter into this Agreement and to purchase the Property, and to pay the Purchase Price therefor and except for and subject to the information contained in the Submission Matters, Seller hereby makes, to Seller’s Knowledge, the representations and warranties set forth below. Each such representation shall be materially true and correct on the Effective Date and shall be materially true and correct on the Closing Date, provided that Seller shall have no liability if, as a result of any changes in facts or circumstances beyond Seller’s reasonable control, such representations and warranties are not true as of the Closing Date.

3.1       Organization and Power. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware and has all requisite power and authority to enter into and perform its obligations hereunder and under any document or instrument required to be executed and delivered on behalf of Seller hereunder.

3.2       Authorization and Execution. This Agreement (and all documents contemplated hereby) has been duly authorized by all necessary action on the part of Seller, has been duly executed and delivered by Seller, constitutes the valid and binding agreement of Seller and is enforceable against Seller in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors’ rights generally or by the principles governing the availability of equitable remedies. The Person executing this Agreement on behalf of Seller, for and on behalf of Seller, has the authority to do so.

3.3       Non-contravention. Subject to any consent to the assignment of any particular Hotel Agreement required by the terms thereof or by Applicable Laws, the execution and delivery of, and the performance by Seller of its obligations under, this Agreement do not and will not contravene, or constitute a default under, any provision of any Applicable Law or regulation, Seller’s organizational documents or any agreement, judgment, injunction, order, decree or other instrument binding upon Seller or to which the Property is subject.

3.4       Seller Is Not a “Foreign Person”. Seller is not a “foreign person” or a “disregarded entity” within the meaning of Section 1445 of the Internal Revenue Code, as amended (i.e., Seller is not a foreign corporation, foreign partnership, foreign trust, foreign estate or foreign person as those terms are defined in the Internal Revenue code and regulations promulgated thereunder).

3.5       Right to Purchase. Seller has not granted to any Person other than Purchaser, any right to purchase the Property or any portion thereof or interest therein.

3.6       No Bankruptcy or Dissolution. No “Bankruptcy/Dissolution Event” (as hereinafter defined) has occurred with respect to Seller. As used herein, a “Bankruptcy/Dissolution Event” means any of the following: (a) the commencement of a case under Title 11 of the United States Bankruptcy Code, as now constituted or hereafter amended, or under any other applicable bankruptcy law or other similar law; (b) the appointment of a trustee or receiver of any substantial property interest; (c) a general assignment for the benefit of creditors; (d) an attachment, execution or other judicial seizure of a substantial property interest; or (e) a dissolution.

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3.7       Litigation. Except as disclosed on Schedule 3.7. there is no pending action, litigation, condemnation or other proceeding against Seller or the Real Property (other than personal injury matters covered by Seller’s or Manager’s insurance and routine workers compensation claims), which has been served on Seller, and to Seller’s Knowledge, no litigation has been threatened against Seller or the Real Property.

3.8       Compliance. Except as set forth in Schedule 3.8, to Seller’s Knowledge, Seller has not received any written notice from any Governmental Authority having jurisdiction over the Real Property to the effect that the Real Property is currently not in compliance with applicable laws and ordinances.

3.9       Environmental Matters. To Seller’s Knowledge, the reports described in Schedule 3.9 (the “Environmental Reports”) represent all of the environmental reports with respect to the Real Property in the possession of Seller or Manager.

3.10     Condemnation Actions. As of the Effective Date, to Seller’s Knowledge, (i) Seller has not received written notice of any pending condemnation actions with respect to the Real Property or any material part thereof, and (ii) there is no threatened condemnations action with respect to the Real Property or any material portion thereof.

3.11     Hotel Agreements. To Seller’s Knowledge all of the Hotel Agreements are listed on Schedule 3.11 and (i) are in full force and effect, and (ii) have not been amended or modified except as described in Schedule 3.11. As of the Effective Date, to Seller’s Knowledge, Seller has neither given nor received any written notice of any default under any Hotel Agreement which default remains uncured except as set forth in Schedule 3.11.

3.12     Financial Reports. All of the financial statements delivered to Purchaser by Seller are, to Seller’s Knowledge, true and correct and accurately reflect the financial performance of the Hotel.

3.13     Employees. Seller has no employees working at the Property and, to Seller’s Knowledge, all of the employees at the Property are employees of Manager. To Seller’s Knowledge, no union is presently serving as a collective bargaining agent for any employees at the Property.

3.14     Personal Property. Seller owns the Personal Property free and clear of all conditional bills of sale, chattel mortgages, security agreements or financing statements of other liens or security interests, except for the Permitted Exceptions.

3.15     Leased Personal Property. The only Leased Personal Property located at the Hotel is set forth in Schedule 3.16. All of the Leased Personal Property is leased by Seller or Manager pursuant to the Leased Property Agreements identified in Schedule 3.11.

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The representations and warranties in this Article III shall survive the Closing for a period of one (1) year following the Closing Date (“Survival Period”). Notwithstanding anything to the contrary contained in this Agreement, any claim that Purchaser may have during the Survival Period against Seller for any breach of the representations and warranties contained in this Article III will not be valid or effective, and Sellers shall have no liability with respect thereto, unless the aggregate of all valid claims exceed $25,000.00 (the “Seller’s Post-Closing Liability Floor”), in which event the full amount of such claims shall be recoverable. Seller’s liability for damages resulting from valid claims during the Survival Period shall in no event exceed three percent (3%) of the Purchase Price in the aggregate (“Seller’s Post-Closing Liability Cap”). In the event Purchaser obtains actual knowledge on or before Closing but after the Study Period of any material inaccuracy in any of the representations and warranties contained in this Article III, Purchaser may as Purchaser’s sole and exclusive remedy either: (i) terminate this Agreement whereupon the Earnest Money less the Independent Contract Consideration shall be refunded to Purchaser, Seller shall reimburse Purchaser for the costs and expenses incurred by Purchaser in the negotiation of this Agreement and performance of Purchaser’s due diligence (“Purchaser’s Transaction Costs”), provided, however, in no event shall Seller’s liability for Purchaser’s Transaction Costs exceed the sum of Fifty Thousand Dollars ($50,000) (“Purchaser’s Transaction Costs Cap”), and neither party shall have any further rights or obligations pursuant to this Agreement, other than as set forth herein with respect to rights or obligations that survive termination; or (ii) waive any and all claims against Seller on account of such inaccuracy and close the transaction. In the event Purchaser obtains knowledge on or before the expiration of the Study Period of any inaccuracy in any of the representations and warranties contained in this Article III, and Purchaser does not terminate this Agreement on or before the expiration of the Study Period, Purchaser shall be deemed to have waived any and all claims against Seller on account of such inaccuracy (including the right to terminate this Agreement following the expiration of the Study Period). In the event Purchaser obtains knowledge on or before the expiration of the Study Period of any inaccuracy in any of the representations and warranties contained in this Article III, and Purchaser elects to terminate this Agreement, then Purchaser may as Purchaser’s sole and exclusive remedy either: (i) terminate this Agreement whereupon the Earnest Money less the Independent Contract Consideration shall be refunded to Purchaser (for avoidance of doubt, Seller shall have no obligation to reimburse Purchaser for Purchaser’s Transaction Costs or for any other costs), and neither party shall have any further rights or obligations pursuant to this Agreement, other than as set forth herein with respect to rights or obligations that survive termination; or (ii) waive any and all claims against Seller on account of such inaccuracy and close the transaction. Seller’s Post-Closing Liability Floor and Post-Closing Liability Cap shall not apply to (i) any intentional misrepresentation made by Seller, or (ii) Seller’s liability under Section 6.6.

ARTICLE IV

PURCHASER’S REPRESENTATIONS AND WARRANTIES

In order to induce Seller to enter into this Agreement and to sell the Property, Purchaser hereby makes the following representations and warranties as of the date hereof and as of the Closing Date, each of which is made to Purchaser’s knowledge:

4.1       Organization and Power. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all requisite power and authority to enter into and perform its obligations under this Agreement and any document or instrument required to be executed and delivered on behalf of Purchaser hereunder.

4.2       Authorization and Execution. This Agreement has been duly authorized by all necessary action on the part of Purchaser, has been duly executed and delivered by Purchaser, constitutes the valid and binding agreement of Purchaser and is enforceable against Purchaser in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors’ rights generally or by the principles governing the availability of equitable remedies. The Person executing this Agreement on behalf of Purchaser has the authority to do so.

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4.3       Non-contravention. The execution and delivery of this Agreement and the performance by Purchaser of its obligations hereunder do not and will not contravene, or constitute a default under, any provisions of Applicable Law or regulation, Purchaser’s organizational documents, or any agreement, judgment, injunction, order, decree or other instrument binding upon Purchaser or result in the creation of any lien or other encumbrance on any asset of Purchaser.

4.4       Litigation. There is no action, suit or proceeding, pending or known to be threatened, against or affecting Purchaser in any court or before any arbitrator or before any Governmental Authority which would materially and adversely affect the ability of Purchaser to perform its obligations hereunder, or under any document to be delivered pursuant hereto.

4.5       OFAC. Purchaser represents and warrants to Seller that neither Purchaser nor any affiliate of Purchaser is subject to sanctions of the United States government or in violation of any federal, state, municipal or local laws, statutes, codes, ordinances, orders, decrees, rules or regulations relating to terrorism or money laundering, including, without limitation, Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001) (the “Terrorism Executive Order”) or is similarly designated under any related enabling legislation or any other similar Executive Orders (collectively with the Terrorism Executive Order, the “Executive Orders”), the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56, the “Patriot Act”), any sanctions and regulations promulgated under authority granted by the Trading with the Enemy Act, 50 U.S.C. App. 1-44, as amended from time to time, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, as amended from time to time, the Iraqi Sanctions Act, Publ. L. No. 101-513; United Nations Participation Act, 22 U.S.C. § 287c, as amended from time to time, the International Security and Development Cooperation Act, 22 U.S.C. § 2349 aa-9, as amended from time to time, The Cuban Democracy Act, 22 U.S.C. §§ 6001-10, as amended from time to time, The Cuban Liberty and Democratic Solidarity Act, 18 U.S.C. §§ 2332d and 2339b, as amended from time to time, and The Foreign Narcotics Kingpin Designation Act, Publ. L. No. 106-120, as amended from time to time.

4.6       AS IS. WHERE IS. PURCHASER EXPRESSLY ACKNOWLEDGES AND AGREES THAT, AS A MATERIAL PART OF THE CONSIDERATION FOR THIS AGREEMENT, THE PROPERTY IS BEING SOLD TO PURCHASER AND PURCHASER AGREES TO PURCHASE AND ACCEPT THE PROPERTY, AND EACH AND EVERY PART AND COMPONENT THEREOF, IN AN “AS IS, WHERE IS” CONDITION AS OF THE CLOSING WITH NO REPRESENTATIONS OR WARRANTIES FROM SELLER, EITHER EXPRESS OR IMPLIED EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT. PURCHASER AGREES THAT PURCHASER IS NOT RELYING UPON, AND HAS NOT RECEIVED OR BEEN GIVEN, ANY REPRESENTATIONS (EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT), STATEMENTS OR WARRANTIES (ORAL OR WRITTEN, IMPLIED OR EXPRESS) OF OR BY ANY OFFICER, EMPLOYEE, AGENT OR REPRESENTATIVE OF SELLER, OR ANY SALESPERSON OR BROKER (IF ANY) INVOLVED IN THIS TRANSACTION, AS TO THE PROPERTY OR ANY PART OR COMPONENT THEREOF IN ANY RESPECT, INCLUDING, BUT NOT LIMITED TO, ANY REPRESENTATIONS, STATEMENTS OR WARRANTIES AS TO THE PHYSICAL OR ENVIRONMENTAL CONDITION OF THE PROPERTY, THE FITNESS OF THE PROPERTY FOR USE AS A HOTEL, THE FINANCIAL PERFORMANCE OR POTENTIAL OF THE PROPERTY, THE COMPLIANCE OF THE PROPERTY WITH APPLICABLE BUILDING, ZONING, SUBDIVISION, ENVIRONMENTAL, LIFE SAFETY OR LAND USE LAWS, CODES, ORDINANCES, RULES, ORDERS, OR REGULATIONS, OR THE STATE OF REPAIR OF THE PROPERTY, AND PURCHASER, FOR ITSELF AND ITS HEIRS, LEGAL REPRESENTATIVES, SUCCESSORS AND ASSIGNS, WAIVES ANY RIGHT TO ASSERT ANY CLAIM OR DEMAND AGAINST SELLERS AT LAW OR IN EQUITY RELATING TO ANY SUCH MATTER, WHETHER LATENT OR PATENT, DISCLOSED OR UNDISCLOSED, KNOWN OR UNKNOWN, NOW EXISTING OR HEREAFTER ARISING. EXCEPT FOR ANY TITLE OR SURVEY MATTERS CREATED SOLELY BY SELLER IN VIOLATION OF THIS AGREEMENT, PURCHASER AGREES THAT IT SHALL HAVE NO RECOURSE WHATSOEVER AGAINST SELLER, AT LAW OR IN EQUITY, SHOULD THE SURVEY OR THE TITLE INSURANCE COMMITMENTS OR THE TITLE POLICIES FAIL TO DISCLOSE ANY MATTER AFFECTING THE PROPERTY OR REVEAL ANY SUCH MATTER IN AN INACCURATE, MISLEADING OR INCOMPLETE FASHION OR OTHERWISE BE IN ERROR. PURCHASER ACKNOWLEDGES THAT IT SHALL REVIEW THE SURVEY AND THE TITLE INSURANCE COMMITMENTS (AS SAME MAY BE MARKED AT CLOSING) AND TO DISCUSS THEIR CONTENTS WITH THE INDEPENDENT CONTRACTORS WHO PREPARED OR ISSUED EACH OF THEM. PURCHASER ACCORDINGLY AGREES TO LOOK SOLELY TO THE PREPARER OF THE SURVEY AND THE ISSUER OF THE TITLE INSURANCE COMMITMENTS AND TITLE POLICIES FOR ANY CLAIM ARISING OUT OF OR IN CONNECTION WITH SUCH INSTRUMENTS AND HEREBY RELEASES SELLERS FROM ANY SUCH CLAIM (EXCEPT FOR ANY CLAIM THAT SELLERS AGREE TO CURE AS SET FORTH IN THIS AGREEMENT).

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Purchaser recognizes that the Hotel and Personal Property are not new and that there exists a possibility that the Property is not in compliance with the requirements which would be imposed on a newly constructed hotel by presently effective federal, state and local building, plumbing, electrical, fire, health, handicap, environmental and life safety laws, codes, ordinances, rules, orders and/or regulations (collectively, the “building codes”). The Hotel and other improvements on the Land may contain substances or materials no longer permitted to be used in newly constructed buildings including, without limitation, asbestos or other insulation materials, lead or other paints, wiring, electrical, or plumbing materials and may not contain other materials or equipment required to be installed in a newly constructed building. Purchaser has had the opportunity, as set forth in Section 2.4, to review the results of such investigations and inspections of the Property as Purchaser deemed necessary with respect to all such matters. Purchaser agrees to accept and shall the Property in an “AS-IS, WHERE IS” condition and at Closing to accept and assume the risk of noncompliance of the Property with all such building codes. Except with respect to those representations set forth in Article III hereof, Purchaser waives any right to excuse (except as specifically set forth in this Agreement) or delay performance of its obligations under this Agreement or to assert any claim against Sellers (before or after Closing) arising out of any failure of the Property to comply with any such building codes.

Except with respect to those representations set forth in Article III, it is specifically understood and agreed by Seller and Purchaser that Seller does not make, and shall not be deemed to have made, any representation, warranty or covenant with respect to (i) any Environmental Laws that may affect any of the Property or (ii) the presence or absence of any Hazardous or Toxic Substances in, on, above, under or about any of the Property (“Environmental Conditions”). From and after Closing, Purchaser agrees for itself and for its heirs, successors and assigns, to waive all of its rights under this Agreement, if any, and any Environmental Laws to require Seller to remediate or “clean up” the Property and releases Seller from any liability of any kind or nature arising with respect to any Environmental Conditions at the Property. As used in this Agreement, (A) the term “Environmental Laws” means all federal, State and local laws, codes, ordinances, rules, orders and regulations now or hereafter in effect relating to pollution or the protection of the environment, including without limitation, all laws, codes, ordinances, rules, orders and regulations governing the generation, use, collection, treatment, storage, transportation, recovery, removal, discharge, spill or disposal of any or all Hazardous or Toxic Substances, and (B) the term “Hazardous Substances” or “Toxic Substances” means materials and substances defined as “hazardous substances”, “hazardous wastes”, “toxic substances” or “toxic wastes” in (I) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Sections 9601-9675, as amended by the Superfund Amendments and Reauthorization Act of 1988, and any further amendments thereto and rules, orders and regulations thereunder; (II) the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Sections 6901-6992, as amended by the Hazardous and Solid Waste Amendments of 1984, and any further amendments thereto and rules, orders and regulations thereunder; or (III) any other Environmental Laws. Purchaser acknowledges and agrees that: (a) Purchaser is an experienced and sophisticated owner of real property; (b) Purchaser has expressly negotiated the limitations of liability contained in this Section; and (c) the limitations contained in this Section are reasonable. Purchaser acknowledges and agrees that Seller has agreed to enter into this Agreement in consideration for and in reliance upon the foregoing limitations of liability, and that the consideration under this Agreement is based in part on the limitations of liability.

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It is understood and agreed by Sellers and Purchaser that in the event of any conflict between the terms and provisions of this Section 4.5 and any other term or provision to this Agreement, the relevant term or provision of this Section 4.5 shall control and govern. The provisions of this Article IV shall survive Closing.

ARTICLE V

CONDITIONS PRECEDENT

5.1       As to Purchaser’s Obligations. Subject to the provisions of Section 8.1, Purchaser’s obligations hereunder are subject to the timely satisfaction of the following conditions precedent on or before the Closing Date or such earlier date as is set forth below.

(a)         Seller’s Deliveries. Seller shall have delivered to or for the benefit of Purchaser, on or before the Closing Date, all of the documents required of Seller pursuant to Sections 6.2 and 6.4 hereof.

(b)         Representations, Warranties and Covenants; Obligations of Seller; Certificate. All of Seller’s representations and warranties made in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if then made; and Seller shall have performed in all material respects all of its covenants and other obligations under this Agreement. Further, a duly authorized officer of Seller shall have executed at Closing a “bring down certificate” with respect to the aforesaid representations and warranties.

(c)         Title. Title Company shall unconditionally be prepared to deliver to Purchaser Owner’s Title Policy (subject to the premiums therefor and delivery of the documents specified in Section 5.2 below and Purchaser’s authority documents).

(d)         License. Licensor shall provide Purchaser with a new license for a term through March 31, 2030.

(e)         2014 PIP. Seller shall have completed the 2014 PIP and Licensor shall have provided written documentation that the 2014 PIP has been completed to Licensor’s satisfaction.

(f)          2015 PIP. The 2015 PIP either does not require any work or, if it does, Seller shall either complete the work or provide Purchaser with a credit against the Purchase Price pursuant to Section 6.11 below.

Each of the conditions contained in this Section are intended for the benefit of Purchaser and may be waived in whole or in part, by Purchaser. If the conditions precedent set forth above are neither satisfied nor waived by Purchaser by the Closing Date, Purchaser shall have the right to terminate this Agreement, obtain a refund of the Earnest Money, and Seller and Purchaser shall be released from all further liability or obligation hereunder except those which expressly survive the termination of this Agreement; provided however that if Seller is in default hereof at the time of such termination, then Purchaser shall be entitled to pursue all of its rights and remedies under this Agreement.

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5.2       As to Seller’s Obligations. Subject to the provisions of Section 8.2, Seller’s obligations hereunder are subject to the satisfaction of the following conditions precedent:

(a)         Purchaser’s Deliveries. Purchaser shall have delivered to or for the benefit of Seller, on or before the Closing Date, all of the documents and payments required of Purchaser pursuant to Sections 6.3 and 6.4 hereof.

(b)         Representations, Warranties and Covenants; Obligations of Purchaser; Certificate. All of Purchaser’s representations and warranties made in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if then made; and Purchaser shall have performed in all material respects all of its covenants and other obligations under this Agreement. Further, a duly authorized officer of Purchaser shall have executed at Closing a “bring down certificate” with respect to the aforesaid representations and warranties.

(c)         License Agreement. The License Agreement between Moody MT and the Licensor shall have been either assigned to Purchaser or Purchaser shall have entered into a new license agreement with Licensor and Seller, the Manager, if applicable, any guarantor, and each of their respective Affiliates, shall have been released from all future duties, liabilities and obligations under the License Agreement and any guarantee(s) thereof, in such form and to such an extent that Licensor customarily provides, if any (the release of Seller, Manager and, if applicable, any guarantor shall only be a condition if Seller has not engaged in any act or omission that gives Licensor the right under the License to not release Seller, Manager or any guarantor).

Each of the conditions contained in this Section are intended for the benefit of Seller and may be waived in whole or in part, by Seller. If the conditions precedent set forth above are neither satisfied nor waived by Seller by the Closing Date, Seller shall have the right to terminate this Agreement and Seller and Purchaser shall be released from all further liability or obligation hereunder except those which expressly survive the termination of this Agreement; provided however that if Purchaser is in default hereof at the time of such termination, then Seller shall be entitled to pursue all of its rights and remedies under this Agreement.

ARTICLE VI

CLOSING

6.1       Closing. The Closing shall occur on the Closing Date. As more particularly described below, at the Closing the parties hereto will (a) execute or cause to be executed (and acknowledged where appropriate) all of the documents required to be delivered in connection with the transactions contemplated hereby (the “Closing Documents”), (b) deliver or cause to be delivered the same to the Escrow Agent, and (c) take or cause to be taken all other action required to be taken in respect of the transactions contemplated hereby. The Closing will occur at the Title Company, or at any such other place as Seller and Purchaser may mutually agree. At the Closing, Purchaser shall deliver the balance of the Purchase Price to Escrow Agent as provided herein. As provided herein, the parties hereto will agree upon adjustments and prorations to certain items which cannot be exactly determined at the Closing and will make the appropriate adjustments with respect thereto. Possession of the Property shall be delivered to Purchaser at the Closing, subject to Permitted Title Exceptions, the Occupancy Agreements and guests in possession.

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6.2       Seller’s Deliveries. At the Closing, Seller shall deliver (or cause to be delivered) to the Escrow Agent all of the following instruments, each of which shall have been duly executed and, where applicable, acknowledged and/or sworn, on behalf of Seller, and shall be dated to be effective as of the Closing Date:

(a)           The Deed in the form attached hereto as Exhibit “B”.

(b)           The Bill of Sale and General Assignment in the form attached hereto as Exhibit “C”.

(c)           The Assignment and Assumption Agreement in the form attached hereto as Exhibit “D”.

(d)           Certificate(s)/Registration of Title for any vehicle owned by Seller and used in connection with the Property (if any) in the form required by the State of California.

(e)           The FIRPTA Certificate in the form attached hereto as Exhibit “E”.

(f)           The “bring-down certificate” specified in Section 5.1(b).

(g)           The Guaranty in the form attached hereto as Exhibit “F”.

(h)           Any other document or instrument specifically required by this Agreement.

Seller shall also cause the Manager to deliver to Purchaser or make available to Purchaser at the Property:

(i)           all original Warranties, Guarantees, and Hotel Agreements to be assigned to and assumed by Purchaser and in Seller’s or the Manager’s possession,

(j)           information as to all Advance Bookings, in reasonable detail so as to enable Purchaser to honor Seller’s commitments in that regard,

(k)         information as to outstanding Accounts Receivable as of midnight on the date prior to the Closing, including the name of each account and the amount due,

(1)         all keys, passwords, access cards, combinations, codes and other similar entry or control devices with respect to the Property.

(m)        evidence of termination of the Management Agreement and existing License Agreement, or if the License Agreement is being assigned to Purchaser, an executed original of such assignment.

6.3       Purchaser’s Deliveries. At the Closing, Purchaser shall deliver to Escrow Agent the following, duly executed and, where applicable, acknowledged and/or sworn on behalf of Purchaser, and dated as of the Closing Date:

(a)         The Assignment and Assumption Agreement in the form attached hereto as Exhibit “D”.

(b)         The Bill of Sale and General Assignment in the form attached as Exhibit “C”.

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(c)         The “bring-down certificate” specified in Section 5.2(b).

(d)         Any other document or instrument specifically required by this Agreement.

(e)          At the Closing, Purchaser shall deliver to Escrow Agent the Purchase Price (less the Earnest Money and any interest thereon and the outstanding balance on the Existing Financing) as described in Section 2.2 hereof.

6.4       Mutual Deliveries. At the Closing, Purchaser and Seller shall mutually execute and deliver each to the other:

(a)         A closing statement reflecting the Purchase Price and the adjustments and prorations required hereunder and the allocation of income and expenses required hereby.

(b)         Such other documents, instruments and undertakings as may be required by the liquor authorities of the State where the Property is located, or of any county or municipality or governmental entity having jurisdiction with respect to the transfer or issue of liquor licenses or alcoholic beverage licenses or permits for the Hotel, to the extent not theretofore executed and delivered.

(c)         Such other and further documents, papers and instruments as may be reasonably required by the parties hereto or their respective counsel or the Title Company to consummate the transactions contemplated by this Agreement and which are not inconsistent with the Agreement or the other Closing Documents.

6.5       Closing Costs. Seller and Purchaser shall equally divide any escrow fee other expenses or similar charges charged by the Title Company. Seller shall pay for 100% of any county transfer taxes and Seller and Purchaser shall each pay 50% of any city transfer taxes. Seller shall pay for any sales tax assessed by reason of the sale of the Property to Purchaser. Purchaser shall pay the premium for the Owner’s Title Policy, any endorsements or other extended coverage related thereto and any updated survey. Purchaser shall pay the costs of all inspections or tests undertaken by Purchaser. Purchaser shall pay all costs associated with financing the acquisition of the Property. Purchaser shall pay all costs associated with the assignment of the License Agreement (or issuance of a new License Agreement), including, without limitation, all application fees, inspection fees, PIP fees and transfer fees of Licensor. Unless the payment of any other cost is specifically provided for in this Agreement, all other costs shall be apportioned between the parties by the Title Company in the manner customary in the location of the Hotel, for properties of a similar nature. Except as otherwise provided in Section 8.3, each party shall be responsible for the payment of its own attorney’s fees incurred in connection with transaction which is the subject of this Agreement.

6.6        Revenue and Expense Allocations. All revenues and expenses with respect to the Property, and applicable to the period of time before and after Closing, determined in accordance with sound accounting principles consistently applied, shall be allocated between Seller and Purchaser as provided herein. Seller shall be entitled to all revenue and shall be responsible for all expenses for the period of time up to but not including the Closing Date, and Purchaser shall be entitled to all revenue and shall be responsible for all expenses for the period of time from, after and including the Closing Date provided that the housekeeping costs and the Final Rooms Revenue shall be shared equally between Seller and Purchaser. Such adjustments shall be shown on the closing statement (with such supporting documentation as the parties hereto may reasonably require being attached as exhibits to the closing statements) and shall increase or decrease (as the case may be) the cash amount payable by Purchaser pursuant to Section 2.2 hereof. All prorations shall be made on the basis of the actual number of days in the year and month in which the Closing occurs or in the period of computation. Without limiting the generality of the foregoing, the following items of revenue and expense shall be allocated and prorated at Closing:

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(a)         Current rents.

(b)         Real estate and personal property taxes (with maximum allowable discounts for early or prompt payment).

(c)         Revenue and expenses under the Operating Agreements, Leased Property Agreements and Off-Site Facility Agreements to be assigned to and assumed by Purchaser.

(d)         Utility charges (including, but not limited to, charges for phone service, cable television, gas, water, sewer and electricity).

(e)         Municipal or other governmental improvement liens and special assessments, which shall be paid by Seller at Closing where the work has been assessed, and which shall be assumed by Purchaser at Closing where the work has not been assessed; provided, however, that if such liens or assessments are payable in installments, Seller shall be responsible for the payment of such installments relating to periods prior to the Closing Date and Purchaser shall be responsible for the payments of such installments relating to periods on and subsequent to the Closing Date.

(f)          License and permit fees, where transferable.

(g)         All other revenues and expenses of the Property, including, but not limited to, such things as restaurant, bar and meeting room income and expenses and the like.

(h)         The Final Rooms Revenue and housekeeping costs for the date of Closing (to be apportioned equally between Seller and Purchaser).

(h)         Such other items as are usually and customarily prorated between purchasers and sellers of hotel properties in the area where the Property is located.

(i)           Employees. On the Closing Date, Seller shall cause to be paid to all employees employed at the Hotel (“Employees”) all accrued compensation of those Employees through the Closing Date, except for current or accrued vacation, accrued wellness/sick day, personal day, bonus, severance pay or deferred compensation that was accrued prior to the Closing Date, which shall at the option of Purchaser (i) be paid by Seller or (ii) be transferred to Purchaser and for which Purchaser shall receive a credit against the Purchase; provided that if Purchaser elects to proceed under clause (ii) above, the accrued vacation and PTO shall be transferred to Purchaser only if Seller has obtained the consent of each Employee to such transfer in accordance with legal requirements of the State of California. Purchaser shall not be liable for any liability under the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”) or salary continuation obligations of any Employee. Purchaser does not and shall not assume or be responsible for any employment obligations or liabilities of Seller arising prior to the Closing Date. Without limiting the foregoing, Purchaser shall have no liability or obligation in connection with former or current Employees or agents of Seller, or any dependent or beneficiary of any of them by reason of their relationship to Seller for the following which shall be paid by the Seller: (A) to the extent accrued or arising from events occurring prior to the Closing Date: (1) unpaid wages, salaries, bonus or other compensation promised by Seller or required by law; (2) contributions to or payments under employee benefit plans, programs, policies, arrangements or understandings; or (3) accrued, but unused vacation, sick, personal time, severance pay and deferred compensation, if any; or (4) liabilities or obligations under any collective bargaining relationship or any other union contracts; or (B) claims, demands, administrative proceedings or suits arising out of, or in connection with, alleged unlawful employment practices of Seller.

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Seller shall receive a credit for any prepaid expenses accruing to periods on or after the Closing Date. Purchaser shall receive a credit against the Purchase Price for the total of (a) prepaid rents, (b) prepaid room receipts and deposits, function receipts and deposits and other reservation receipts and deposits, and (c) unforfeited security deposits together with any interest payable to a tenant thereon held by Seller under Occupancy Agreements. At 11:59 p.m. the day prior to Closing, Seller shall check-out those hotel guests who are in occupancy at the Hotel, so as to directly bill and collect all revenues generated prior to the Closing Date, and then immediately check those hotel guests back into the Hotel so they can be included in the Final Rooms Revenue for the Closing Date. At Closing, Seller shall sell to Purchaser in connection with the Hotel, and Purchaser shall purchase from Seller at face value all petty cash funds in connection with the hotel guest operations at the Property, which shall be an amount equal to the total of all petty cash funds on hand and transferred to Purchaser. In addition, Seller shall provide a credit to Purchaser in an amount equal to one-half (1/2) of the Final Rooms Revenue from the night prior to the Closing Date. The procedure and method of making the proration adjustments set forth in this Section 7.6 is attached to this Agreement as Exhibit G.

       Purchaser shall receive a credit for all retail sales (as distinguished from any tax on the sale of any personal property effected pursuant to this Agreement), occupancy and liquor taxes and like impositions up to but not including the Closing Date. Any such taxes applicable to the Final Rooms Revenue shall be apportioned equally between Seller and Purchaser. Seller shall cooperate reasonably with Purchaser to permit Purchaser to obtain, if desired by Purchaser, sale and occupancy tax clearance certificates from the State in which the Real Property is located.

       If accurate allocations cannot be made at Closing because current bills are not obtainable (as, for example, in the case of utility bills and/or real estate or personal property taxes), the parties shall allocate such revenue or expenses at Closing on the best available information, subject to adjustment upon receipt of the final bill or other evidence of the applicable revenue or expense. The obligation to make the adjustment shall survive the closing of the transaction contemplated by this Agreement. Any revenue received or expense incurred by Seller or by Purchaser with respect to the Property after the Closing Date shall be promptly allocated in the manner described herein and the parties shall promptly pay or reimburse any amount due. With respect to any closing statements amounts or issues relating to prorations that are not agreed upon at Closing, Seller and Purchaser shall thereafter work in good faith to resolve such amounts or issues; provided that if such amounts or issues are not fully agreed upon and paid within ten (10) days after the Closing, then, in such event, such amounts or issues shall be submitted to an independent certified public accountant with a hospitality practice reasonably acceptable to Seller and Purchaser for final resolution, and Seller and Purchaser agree to be bound by the determination of such accountant. The costs and expenses incurred in connection with the services of such accountant shall be borne equally by Seller and Purchaser. The provisions of this Section 6.6 shall survive the Closing.

6.7       Safe Deposit Boxes. On the Closing Date, Seller shall cause the Manager to make available to Purchaser at the Hotel all receipts and agreements in the Manager’s possession relating to all safe deposit boxes in use at the Hotel, other than safes or lockboxes, if any, located inside individual guest rooms in Hotel. During the Study Period, Seller and Purchaser shall mutually agree upon a procedure to provide notice to each Hotel guest utilizing a safe deposit box on the Closing Date about the sale of the Property and to cause each such Hotel guest to adhere to the procedure set forth in the notice so that a proper inventory can be prepared and an orderly transition made. From and after the Closing, Seller and the Manager shall be relieved of any and all responsibility in connection with each said box, and Purchaser shall indemnify, defend and hold Seller and the Manager and harmless from and against any claim, liability, cost or expense (including reasonable attorneys’ fees) with respect to such safety deposit box arising after the Closing. Seller hereby agrees to hold Purchaser harmless from any other liability or claims with respect to such safe deposit boxes arising prior to the Closing Date. The provisions of this Section 6.7 shall survive the Closing.

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6.8       Inventory of Baggage. The representatives of Seller and/or the Manager, and of Purchaser shall prepare an inventory of baggage at the Hotel as of 12:00 noon on the Closing Date (which inventory of baggage shall be binding on all parties thereto) of (a) all luggage, valises and trunks checked or left in the care of the Hotel by guests then or formerly in the Hotel, (b) parcels, laundry, valet packages and other property of guests checked or left in the care of the Hotel by guests then or formerly in the Hotel (excluding, however, property in Hotel safe deposit boxes), (c) all luggage or other property of guests retained by Seller as security for any unpaid accounts receivable, and (d) all items contained in the Hotel lost and found. Purchaser shall be responsible from and after the Closing Date for all baggage and other items listed in such inventory of baggage, and Purchaser shall indemnify, defend and hold Seller and the Manager harmless from and against any claim liability, cost or expense (including reasonable attorneys’ fees) incurred by Seller or the Manager or any Affiliate thereof with respect thereto arising after the Closing Date. Seller hereby agrees to hold Purchaser harmless from any other liability or claims with respect to such inventory of baggage arising prior to the Closing Date. The provisions of this Section 6.8 shall survive the Closing.

6.9       Accounts Receivable. It is expressly agreed by and between Purchaser and Seller that Seller is not hereby agreeing to sell to Purchaser, and Purchaser is not hereby agreeing to purchase from Seller, any of Seller’s accounts receivable. All of Seller’s accounts receivable shall be and remain the property of Seller. At the Closing, Seller shall prepare a list of its outstanding accounts receivable as of midnight on the date prior to the Closing, specifying the name of each account and the amount due to Seller. Purchaser shall hold any funds received by Purchaser explicitly designated as payment of such accounts receivable, in trust, if Purchaser actually collects any such amounts, and shall pay the monies collected in respect thereof to Seller at the end of each calendar month, accompanied by a statement showing the amount collected on each such account. Other than the foregoing, Purchaser shall have no obligation with respect to any such account, and Purchaser shall not be required to take any legal proceeding or action to effect collection on behalf of Seller. It is generally the intention of Purchaser and Seller that although all of Seller’s accounts receivable shall be and remain the property of Seller, if any such accounts are paid to Purchaser, then Purchaser shall collect same and remit to Seller in the manner above provided. Nothing herein contained shall be construed as requiring Purchaser to remit to Seller any funds collected by Purchaser on account of Purchaser’s accounts receivable generated from Hotel operations after the Closing, even if the person or entity paying same is also indebted to Seller.

6.10     Accounts Payable. Purchaser shall receive a credit for any and all accounts payable owed by Seller in connection with the Property as of the Closing Date.

6.11     Property Improvement Plan. Seller, at Seller’s sole cost and expense, shall complete all of the work described in Product Improvement Plan dated January 29, 2014 (the “2014 PIP”) and Seller shall provide Purchaser with written documentation from Licensor that Seller has completed the 2014 PIP promptly upon receipt from Licensor.

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(a)         Seller, at Seller’s sole cost, shall order and ten (10) days prior to the expiration of the Study Period deliver to Purchaser a new property improvement plan (the “2015 PIP”) with respect to the sale of the Hotel to Purchaser. If the 2015 PIP requires any work, Seller shall provide written notice to Purchaser that Seller elects to: (a) complete the work; or (b) agree to provide Purchaser with a credit against the Purchase Price as provided herein.

(b)         In the event Seller elects to provide a credit at Closing in the amount of the estimated cost to complete the 2015 PIP, the estimated cost to complete the 2015 PIP shall be subject to Purchaser’s written approval. If Seller and Purchaser are unable to agree on the estimated cost to complete the 2015 PIP, then Seller and Purchaser shall each select a general contractor with at least 10 years of experience in performing hotel renovation work and each contractor shall prepare and deliver to the other a bid to complete the 2015 PIP. If each of the two bids is within 10% of the other, then the estimated cost to complete the 2015 PIP shall be the average of the two bids. If each of the two bids is 10% higher or lower than the other, then the two selected general contractors shall select a third general contractor (who must also have not less than 10 years of experience in performing hotel renovation work) and the third general contractor shall provide a bid. The estimated cost to complete the 2015 PIP shall be the arithmetical average of the three bids; provided, however, if either of the Seller’s or Purchaser’s general contractor’s bid is 10% higher or lower than the third general contractor’s bid, such bid shall be disregarded. The provisions of this Section 6.11 shall survive the Closing. Seller, at Seller’s sole cost, shall perform all obligations of Seller under the License Agreement for the period up to the Closing Date.

ARTICLE VII

GENERAL PROVISIONS

7.1       Fire or Other Casualty. Seller agrees to give Purchaser prompt notice of any fire or other casualty to the Property costing more than One Hundred Thousand Dollars ($100,000.00) to repair and occurring between the Effective Date and the Closing Date of which Seller has knowledge. If, prior to Closing, the Property is damaged by fire or other casualty which is fully insured (without regard to deductibles) and would cost less than Five Hundred Thousand Dollars ($500,000.00) and require less than 180 days to repair, then neither party shall have the right to terminate this Agreement by reason thereof and the Closing shall take place without abatement of the Purchase Price, but Seller shall assign to Purchaser at the Closing all of Seller’s interest in any insurance proceeds (except use and occupancy insurance, rent loss and business interruption insurance, and any similar insurance, attributable to the period preceding the Closing Date) that may be payable to Seller on account of any such fire or other casualty, to the extent such proceeds have not been previously expended or are otherwise required to reimburse Seller for actual expenditures of restoration made prior to the Closing Date, plus Seller shall credit the amount of any deductibles under any policies related to such proceeds to the Purchase Price together with any amount not covered by insurance. If any such damage due to fire or other casualty is insured and would cost in excess of Five Hundred Thousand Dollars ($500,000.00) or require more than 180 days to repair, then Purchaser may terminate this Agreement by written notice given to Seller within ten (10) days after Seller has given Purchaser the notice of damage or casualty referred to in this Section 7.1, or on the Closing Date, whichever is earlier, in which case the parties hereto shall be released of all further obligations hereunder with respect to the Property except those which expressly survive a termination of this Agreement. Should Purchaser elect to proceed to Closing notwithstanding the amount of the insured loss or the time required for repairs, the Closing shall take place without abatement of the Purchase Price and at Closing Seller shall assign to Purchaser the insurance proceeds and grant to Purchaser a credit against the Purchase Price equal to the amount of the applicable deductible. If, prior to Closing, any Property is damaged by fire or casualty which is uninsured and would cost Five Hundred Thousand Dollars ($500,000.00) or more to repair, then Purchaser may terminate this Agreement by written notice given to Seller within ten (10) days after Seller has given Purchaser the notice of damage or casualty or on the Closing Date, whichever is earlier, in which case the parties hereto shall be released of all further obligations hereunder, except those which expressly survive a termination of this Agreement. If Purchaser does not elect to terminate its obligations under this Agreement pursuant to the immediately preceding sentence, or if any uninsured fire or casualty would cost less than Five Hundred Thousand Dollars ($500,000.00) to repair, then the Closing shall take place as provided herein, and the Purchase Price shall be reduced by the estimated amount to repair such casualty, not to exceed Five Hundred Thousand Dollars ($500,000.00).

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7.2       Condemnation. After the Effective Date, Seller agrees to give Purchaser prompt written notice of any knowledge of or notice of any taking by condemnation of any part of or rights appurtenant to the Real Property. If taking will materially interfere with the operation or use of any Hotel which constitutes a part of such Real Property, Purchaser may terminate this Agreement by written notice to Seller within ten (10) days after Seller has given Purchaser the notice of taking referred to in this Section 7.2, or on the Closing Date, whichever is earlier. If Purchaser exercises its option to terminate its obligations to purchase the Property pursuant to this Section 7.2, the parties hereto shall be released from all further obligations hereunder with respect to the Property, except those which expressly survive a termination of the Agreement. If Purchaser does not so elect to terminate this Agreement, then the Closing shall take place as provided herein, and Seller shall assign to Purchaser at the Closing all of Seller’s interest in any condemnation award which may be payable to Seller on account of any such condemnation and, at Closing, Seller shall credit to the amount of the Purchase Price payable by Purchaser the amount, if any, of condemnation proceeds received by Seller between the Effective Date and Closing less (a) any amounts reasonably expended by Seller in collecting such sums and (b) any amounts reasonably used by Seller to repair the Property as a result of such condemnation. If, prior to Closing, there shall occur a taking by condemnation of any part of or rights appurtenant to the Property that does not materially interfere with the operation or use of the Hotel which constitutes a part of the Property, Purchaser shall not have the right to terminate this Agreement by reason thereof and the Closing shall take place without abatement of the Purchase Price, but Seller shall assign to Purchaser at Closing all of Seller’s interest in any condemnation award which may be payable to Seller on account of any such condemnation and, at Closing, Seller shall credit to the amount of the Purchase Price payable by Purchaser the amount, if any, of condemnation proceeds received by Seller between the Effective Date and Closing less (a) any amounts reasonably expended by Seller in collecting such sums and (b) any amounts reasonably used by Seller to repair the Property as a result of such condemnation. Provided Purchaser has not exercised its right to terminate this Agreement pursuant to Section 7.2, Seller shall notify Purchaser in advance regarding any proceeding or negotiation with respect to the condemnation and Purchaser shall have a reasonable right, at its own cost and expense, to appear and participate in any such proceeding or negotiation. For purposes of Sections 7.1 and 7.2 if this Agreement, estimates of costs and time required for restoration or repair shall be made by an architect or engineer, as appropriate, designated by Seller and reasonably acceptable to Purchaser.

7.3       Broker. Seller and Purchaser each represent and warrant to the other that they have not employed any real estate sales representatives or brokers regarding the transaction contemplated by this Agreement other than [Paramount Lodging Advisors] in respect of which Seller shall be solely responsible for all related fees due under Seller’s separate agreement with such broker. Seller shall indemnify, defend and hold Purchaser harmless from any commission or fee claimed to be owing due to the acts of Seller. Purchaser shall indemnify, defend and hold Seller harmless from any commission or fee claimed to be owing due to the acts of Purchaser. This section relates solely to the transaction contemplated by this Agreement between Seller and Purchaser and shall not create any third party right or obligation in favor of either or any broker. The provisions of this Section 7.3 shall survive the Closing and any termination of this Agreement.

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ARTICLE VIII

DEFAULT; TERMINATION RIGHTS

8.1       Default by Seller. If the sale contemplated hereby is not consummated because of a default by Seller in its obligation to sell the Property in accordance with this Agreement after Purchaser has performed or tendered performance of all of its obligations in accordance with this Agreement, then Purchaser, as its sole and exclusive remedy shall elect either (a) to terminate this Agreement, in which event all other rights and obligations of the Seller and the Purchaser hereunder (except those set forth herein which expressly survive a termination of this Agreement) shall terminate immediately; or (b) to waive such matter or condition and proceed to Closing, with no reduction in the Purchase Price. In the event of such termination, the Earnest Money shall be refunded by the Escrow Agent to the Purchaser and Seller shall pay Purchaser’s Transaction Costs up to the amount of the Purchaser’s Transaction Costs Cap. Notwithstanding the preceding sentence, if, at Closing, the Seller fails to comply in any material respect with any of its obligations contained in Section 6.2 or Section 6.4 (the “Closing Obligations”), and if all conditions precedent to the Seller’s obligations hereunder have been satisfied and the Purchaser has fully performed all of its obligations under the Agreement, the Purchaser shall have, in addition to the Purchaser’s remedies contained in the preceding sentence, the option to waive all other actions, rights, or claims for damages for such failure, other than costs and expenses incurred in enforcing this Agreement, and to bring an equitable action to enforce the Closing Obligations by specific performance; provided, (a) the Purchaser shall provide written notice of the Purchaser’s intention to enforce the Closing Obligations by specific performance, and (b) the Purchaser’s suit for specific performance shall be filed against the Seller in a court having jurisdiction in the county and state in which the Property is located, on or before sixty (60) days following the Closing Date, failing which, the Purchaser shall be barred from enforcing the Closing Obligations by specific performance and shall be deemed to have elected to terminate this Agreement as provided herein.

8.2       Default by Purchaser. If the sale contemplated hereby is not consummated because of a default by Purchaser in its obligation to purchase the Property in accordance with this Agreement, the Seller, as its sole and exclusive remedy, shall be permitted to terminate this Agreement in which event the parties hereto shall be released from all further obligations hereunder except those which expressly survive a termination of this Agreement. In the event of such termination, the Seller shall be entitled to receive the Earnest Money from the Escrow Agent as liquidated damages and not as penalty, in full satisfaction of its claims against the Purchaser hereunder. SELLER AND PURCHASER AGREE THAT THE SELLER’S DAMAGES RESULTING FROM THE PURCHASER’S DEFAULT ARE DIFFICULT, IF NOT IMPOSSIBLE, TO DETERMINE AND THE EARNEST MONEY IS A FAIR ESTIMATE OF THOSE DAMAGES WHICH HAS BEEN AGREED TO IN AN EFFORT TO CAUSE THE AMOUNT OF SAID DAMAGES TO BE CERTAIN.

8.3       Costs and Attorneys’ Fees. In the event of any litigation or dispute between the parties arising out of or in any way connected with this Agreement, resulting in any litigation, then the prevailing party in such shall be entitled to recover its costs of prosecuting and/or defending same, including, without limitation, reasonable attorneys’ fees at trial and all appellate levels. The provisions of this Section 8.3 shall survive the termination of this Agreement.

8.4       Limitation of Liability. Notwithstanding anything herein to the contrary, the liability of each party hereto resulting from the breach or default by such party shall be limited to direct actual damages incurred by the injured party and each party hereto hereby waives its rights to recover from the other party consequential, punitive, exemplary, and speculative damages. The provisions of this Section 9.4 shall survive the termination of this Agreement.

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ARTICLE IX

COVENANTS

9.1       Conduct of Business. Seller agrees that during the period from the Effective Date to the Closing Date Seller shall:

(a)         operate the Hotel in substantially the same manner in which Seller operated the Hotel prior to the Effective Date including, without limitation, (i) maintaining customary levels of the inventories of linens, supplies, food and beverage and all other Inventories and supplies, (ii) performing maintenance and repairs for the Real Property and Hotel in the ordinary course of business and (iii) maintaining all Authorizations in full force and effect;

(b)         not enter into any new Hotel Agreement that is not terminable without penalty on thirty (30) days’ or less notice, without Purchaser’s prior written consent which shall not be unreasonably withheld or delayed (except after expiration of the Study Period, such consent may be withheld in Purchaser’s sole discretion). After the expiration of the Study Period, Seller shall be entitled to terminate any contract and/or agreement unless Purchaser has notified Seller in writing prior to the expiration of the Study Period, that it wants Seller to assign the same to Purchaser at Closing;

(c)         maintain, or, if applicable, renew or replace with comparable coverage, the insurance coverage currently in effect for the Property;

(d)         cause Manager to not (i) enter into any collective bargaining agreements, (ii) increase the compensation of any Employee, (iii) hire or terminate any Employee, (iv) enter into or amend any employment agreement with any Employee that is not terminable at will and without liability, without Purchaser’s consent, which may be withheld in Purchaser’s sole discretion, or (v) commit to do any of the foregoing;

(e)         continue to make Advance Bookings in the ordinary course of business;

(f)          cause to be paid before delinquency all ad valorem, occupancy sales and other similar taxes due and payable for the Real Property or the operation of the Hotel;

(g)         maintain its books of account and records in the usual, regular and ordinary manner, in accordance with sound accounting principles applied on a basis consistent with the basis used in keeping its books in prior years;

(h)         not sell, mortgage, pledge, hypothecate or otherwise transfer or dispose of all or any part of the Property or any interest therein, or enter into any agreement to do any of the foregoing; provided that Seller may dispose of Tangible Personal Property in the ordinary course of business (e.g., equipment that has reached the end of its useful life) so long as it is replaced with items of reasonably equivalent quality; and

(i)          notify Purchaser in writing if Seller has actual knowledge that any event or omission has occurred that would change any of the Seller’s representations set forth in Section 8.2.

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9.2       Tax Certificates. Seller shall notify all of the taxing authorities in the jurisdictions that impose taxes on Seller or where Seller has a duty to file tax returns of the transactions contemplated by this Agreement in the form and manner required by such taxing authorities, including, without limitation, with respect to any state or local sales taxes and any county or municipal transient occupancy or any related tax applicable to hotels operating in Alameda County, California. Seller shall promptly pay any and all such amounts and shall provide Purchaser with written evidence of payment in full or satisfaction of such taxes (each a “Tax Certificate”), as may be necessary for Purchaser to evidence payment of such amounts in its required filings for such taxes after the Closing. During the Survival Period and subject to Seller’s Post-Closing Liability Cap (but not Seller’s Post-Closing Liability Floor), Seller agrees to indemnify, defend and hold harmless Purchaser from and against any claim, liability, or judgment asserted on account of or with respect to any causes of action, charges, claims, complaints, damages, judgments, and/or orders, whatsoever, and all costs and expenses (including, without limitation, reasonable attorneys’ fees and costs) incurred in connection therewith on account of any failure of Seller to comply with the covenants, obligations, or duties contained in this Section 9.2. This Section 9.2 shall survive the Closing.

9.3       Guaranty. If the Closing occurs, Seller agrees to cause Moody National REIT I, Inc., a Maryland corporation to execute the Guaranty in the form attached hereto as Exhibit “F” (the “Guaranty”) to guaranty Seller’s obligations under Sections 9.2 and 9.4(b).

9.4       Indemnification Obligations.

(a)         Indemnification Loss. As used herein, “Indemnification Loss” shall mean any actual (and not contingent) liability, damage, loss, cost or expense, including, without limitation, reasonable attorney’s fees and expenses and court costs, incurred by such any Party as a result of the act, omission or occurrence in question.

(b)         Indemnification by Seller. Subject to Seller’s Post-Closing Liability Floor and Seller’s Post-Closing Liability Cap, Seller shall indemnify, defend and hold harmless the Purchaser and its directors, officers, employees, agents, managers, managing principals, affiliates, principals, partners, shareholders, representatives, and controlling persons (collectively, the “Purchaser Related Parties”) from and against any Indemnification Loss incurred by the Purchaser Related Parties to the extent resulting from (i) Seller’s ownership and operation of the Hotel or any portion thereof at any time or times prior to the Closing, (ii) the breach of any representations or warranties of Seller in this Agreement and/or the closing documents and (iii) the breach by Seller of any of its covenants or obligations under this Agreement.

(c)         Indemnification by Purchaser. Purchaser shall indemnify and hold harmless Seller and its directors, officers, employees, agents, managers, managing principals, affiliates, principals, partners, shareholders, representatives, and controlling persons (collectively, “Seller Related Parties”) from and against any Indemnification Loss incurred by the Seller Related Parties to the extent resulting from (i) Purchaser’s ownership and operation of the Hotel or any portion thereof at any time or times after the Closing, (ii) any material breach of any representations or warranties of Purchaser in this Agreement and (iii) any material breach by Purchaser of any of its covenants or obligations under this Agreement.

(d)         Survival of Indemnification. All claims made by any Party against the other under this Section 9.4 must be asserted in writing and delivered to the other no later than fifteen (15) days after the expiration of the Survival Period or such claims shall be invalid and of no force or effect, and in connection with claims made by Seller against Purchaser, Purchaser shall have no liability with respect thereto, and in connection with claims made by Purchaser against Seller, Seller shall have no liability with respect thereto. The provisions of this Section 9.4 shall survive the Closing or any termination of this Agreement.

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9.5       Transition of Employees. From and after the expiration of the Study Period, provided that Purchaser has elected to proceed with the transaction, the Parties shall meet and cooperate to effect an orderly transition of ownership and possession of the Property on the Closing Date. Purchaser shall not contact (or otherwise discuss this transaction with) any supervisory personnel or other employees at the Hotel (“Hotel Employees”) without Seller’s prior written consent, which consent shall not be unreasonably withheld. At the Closing, Seller shall transfer and/or terminate or cause to be transferred and/or terminated all of the employees at the Hotel and Purchaser shall offer employment to a sufficient number of such terminated employees to make any requirements of the Worker Adjustment and Retraining Notification Act, 29 U.S.C. 2101 (and any comparable State law) (collectively, the “WARN Act”) inapplicable to this transaction. Seller shall defend, indemnify and hold harmless Purchaser and the Purchaser Related Parties from and against all claims, losses, costs, actions, judgments, liabilities, damages and expenses arising out of or in connection with any Property-related employment matters accruing prior to the Closing (provided, however, that Seller shall have no liability hereunder for any claims, losses, costs, actions, judgments, liabilities, damages and expenses relating to or arising from Purchaser’s failure to perform its obligations under this Section 9.5), and Purchaser shall defend, indemnify and hold harmless Seller, and the other Released Parties from and against any and all claims, losses, costs, actions, judgments, liabilities, damages and expenses arising out of or in connection with (i) any Property-related employment matters accruing on or after the Closing and/or (ii) the WARN Act. Notwithstanding anything to the contrary contained in this Agreement, Purchaser may (but no sooner than ten (10) Business Days prior to the Closing Date) interview and/or train Employees (“Employee Transition Process”), and Seller shall cooperate with Purchaser throughout the entire Employee Transition Process (“Transition Cooperation”). Purchaser shall reimburse Seller for any additional payroll expenses directly attributable to Hotel Employees’ participation in the Employee Transition Process.

9.6       Orderly Transition. Seller shall, at no out-of-pocket cost or expense to Seller, cooperate with Purchaser and its management team in order to effectuate a smooth and orderly transition in the operation of the Hotel at Closing. In this regard, Seller shall permit Purchaser’s management team to “shadow” Seller’s management team commencing on the date that is three (3) Business Days prior to the Closing. During this three (3) Business Day period, Purchaser shall be given access to Seller’s management and reservation systems so as to enable Purchaser to export advance bookings and reservations into Purchaser’s system.

ARTICLE X

MISCELLANEOUS PROVISIONS

10.1     Completeness; Modification. This Agreement constitutes the entire agreement between the parties hereto with respect to the transactions contemplated hereby and supersedes all prior discussions, understandings, agreements and negotiations between the parties hereto. This Agreement may be modified only by a written instrument duly executed by the parties hereto.

10.2     Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties hereto and their permitted respective successors and assigns.

10.3     Days. If any action is required to be performed, or if any notice, consent or other communication is given, on a day that is a Saturday or Sunday or a legal holiday in the jurisdiction in which the action is required to be performed or in which is located the intended recipient of such notice, consent or other communication, such performance shall be deemed to be required, and such notice, consent or other communication shall be deemed to be given, on the first business day following such Saturday, Sunday or legal holiday. Unless otherwise specified herein, all references herein to a “day” or “days” shall refer to calendar days and not business days.

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10.4     Governing Law. This Agreement and all documents referred to herein shall be governed by and construed and interpreted in accordance with the laws of the state in which the Property is located without regard to its principle of conflicts of law.

10.5     Counterparts. To facilitate execution, this Agreement may be executed in as many counterparts as may be required. It shall not be necessary that the signature on behalf of both parties hereto appear on each counterpart hereof. All counterparts hereto shall collectively constitute a single agreement. Telecopied signatures shall have the same valid and binding effect as original signatures.

10.6     Severability. If any term, covenant or condition of this Agreement, or the application thereof to any person or circumstance, shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such term, covenant or condition to other persons or circumstances, shall not be affected thereby, and each term, covenant or condition of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

10.7     Costs. Regardless of whether Closing occurs hereunder, and except as otherwise expressly provided herein, each party hereto shall be responsible for its own costs in connection with this Agreement and the transactions contemplated hereby, including, without limitation, fees of attorneys, engineers and accountants.

10.8     Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered by hand, sent prepaid for next-day delivery by Federal Express (or a comparable overnight delivery service) or sent by the United States mail, certified, postage prepaid, return receipt requested, at the addresses and with such copies as designated below. Any notice, request, demand or other communication delivered or sent in the manner aforesaid may be given by the party required to give such notice, etc., or its attorney, and shall be deemed given or made (as the case may be) when actually delivered to or refused by the intended recipient.

If to Seller:	Moody National TPS Newark MT, LLC 6363 Woodway, Suite 110 Houston, Texas 77057 Attn: Brett Moody Telephone: (713) 977-7500 Facsimile: (713) 977-7505 bmoody@moodynational.com

and	Sneed Vine & Perry, P.C. 900 Congress, Suite 300 Austin, Texas 78701 Attn: Adam S. Wilk/Kasi M. Moeskau Telephone: (512) 476-6955 Facsimile: (512) 476-1825 awilk@sneedvine.com kmoeskau@sneedvine.com

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If to Purchaser:	Holiday Garden SF Corp. 1540 W. Artesia Sq., Unit D Gardena, CA 90248 Attention: Dony Chen Facsimile No.: (408)668-0922 E-mail: dony.chen@hotelhg.com.tw

and:	Haas&Najarian, LLP 58 Maiden Lane, 2nd Floor San Francisco, CA 94108 Attention: Rob Nicholas, Esq. Facsimile No.: (415)391-0555 E-mail: rnicholas@hnattorneys.com

If to Title Company:	Chicago Title Insurance Company 455 Market Street, Suite 2100 San Francisco, CA 94105 Attention: Terina J. Kung Facsimile No.: (415) 896-9423 E-mail: kungt@,ctt.com or to such other address as the intended recipient may have specified in a notice to the other party. Any party hereto may change its address or designate different or other persons or entities to receive copies by notifying the other party and Escrow Agent in a manner described in this Section.

10.9     Escrow Agent. Escrow Agent has agreed to act as such for the convenience of the parties without fee or other charges for such services as Escrow Agent. Escrow Agent shall not be liable: (a) to any of the parties for any act or omission to act except for its own willful misconduct; (b) for any legal effect, insufficiency, or undesirability or any instrument deposited with or delivered by Escrow Agent or exchanged by the parties hereunder, whether or not Escrow Agent prepared such instrument; (c) for any loss or impairment of funds that have been deposited in escrow while those funds are in the course of collection, or while those funds are on deposit in a financial institution, if such loss or impairment results from the failure, insolvency or suspension of a financial institution; (d) for the expiration of any time limit or other consequences of delay, unless a properly executed written instruction, accepted by Escrow Agent, has instructed Escrow Agent to comply with said time limit; (e) for the default, error, action or omission of either party to the escrow. Escrow Agent, in its capacity as escrow agent, shall be entitled to rely on any document or paper received by it, believed by such Escrow Agent, in good faith, to be bona fide and genuine. In the event of any dispute as to the disposition of any monies held in escrow, or of any documents held in escrow, Escrow Agent may, if such Escrow Agent so elects, interplead the matter by filing an interpleader action in a court of competent jurisdiction in the county or circuit where the Real Properly is located (to the jurisdiction of which both parties do hereby consent), and pay into the registry of the court such monies held by Escrow Agent, or deposit any such documents with respect to which there is a dispute in the registry of such court, whereupon such Escrow Agent shall be relieved and released from any further liability as Escrow Agent hereunder. Escrow Agent shall not be liable for Escrow Agent’s compliance with any legal process, subpoena, writ, order, judgment and decree of any court, whether issued with or without jurisdiction, and whether or not subsequently vacated, modified, set aside or reversed.

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10.10    Incorporation by Reference. All of the exhibits and schedules attached hereto are by this reference incorporated and made a part hereof.

10.11   Further Assurances. Seller and Purchaser each covenant and agree to sign, execute and deliver, or cause to be signed, executed and delivered, and to do or make, or cause to be done or made, upon the written request of the other party, any and all agreements, instruments, papers, deeds, acts or things, supplemental, confirmatory or otherwise, as may be reasonably required by either party hereto for the purpose of or in connection with consummating the transactions described herein provided that compliance with the provision of this Section shall not increase the liability of the complying party.

10.12   No Partnership. This Agreement does not and shall not be construed to create a partnership, joint venture or any other relationship between the parties hereto except the relationship of seller and purchaser specifically established hereby.

10.13   Time of Essence. Time is of the essence with respect to every provision hereof.

10.14   Signatory Exculpation. The signatory(ies) for Seller and Purchaser is/are executing this Agreement in his/their capacity as representative of such party and not individually and, therefore, shall have no personal or individual liability of any kind in connection with this Agreement and the transactions contemplated by it.

10.15   Rules of Construction. The following rules shall apply to the construction and interpretation of this Agreement:

(a)         Singular words shall connote the plural number as well as the singular and vice versa, and the masculine shall include the feminine and the neuter.

(b)         All references herein to particular articles, sections, subsections, clauses or exhibits are references to articles, sections, subsections, clauses or exhibits of this Agreement.

(c)         The headings contained herein are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

(d)         Each party hereto and its counsel have reviewed and revised (or requested revisions of) this Agreement and have participated in the preparation of this Agreement, and therefore any usual rules of construction requiring that ambiguities are to be resolved against a particular party shall not be applicable in the construction and interpretation of this Agreement or any exhibits hereto.

10.16   No Recording. Neither this Agreement nor any memorandum hereof, or any other instrument intended to give notice hereof (or which actually gives notice hereof) shall be recorded.

10.17   Facsimile Signatures. The execution of this Agreement and all notices given hereunder and all amendments hereto, may be effected by facsimile signatures, all of which shall be treated as originals; provided, however, that the party receiving a document with a facsimile signature may, by notice to the other, require the prompt delivery of an original signature to evidence and confirm the delivery of the facsimile signature.

10.18   Assignment by Purchaser. Other than to an Affiliate of Purchaser, Purchaser may not assign its rights hereunder without the prior consent of Seller; however, any such assignment (including one to Purchaser’s Affiliate) shall not relieve Purchaser of its obligations under this Agreement.

30

10.19   Waiver. The excuse or waiver of the performance by a party of any obligation of the other party under this Agreement shall only be effective if evidenced by a written statement signed by the party so excusing or waiving. No delay in exercising any right or remedy shall constitute a waiver thereof, and no waiver by Seller or Purchaser of the breach of any covenant of this Agreement shall be construed as a waiver of any preceding or succeeding breach of the same or any other covenant or condition of this Agreement.

10.20   Section 1031 Exchange. Either party may consummate the purchase or sale of the Property as part of a so-called like kind exchange (an “Exchange”) pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended (the “Code”), provided that (i)the Closing shall not be delayed or affected by reason of an Exchange nor shall the consummation or accomplishment of any Exchange be a condition precedent or condition subsequent to a party’s obligations under this Agreement; (ii) any party desiring an Exchange shall effect its Exchange through an assignment of this Agreement, or its rights under this Agreement, to a qualified intermediary and the other party shall not be required to take an assignment of the purchase agreement for the relinquished or replacement property or be required to acquire or hold title to any real property for purposes of consummating such Exchange; and (iii) the party desiring an Exchange shall pay any additional costs that would not otherwise have been incurred by Purchaser or Seller had such party not consummated its purchase or sale through an Exchange. Neither party shall by this agreement or acquiescence to an Exchange desired by the other party (1) have its rights under this Agreement affected or diminished in any manner or (2) be responsible for compliance with or be deemed to have warranted to the other party that such party’s Exchange in fact complies with Section 1031 of the Code. In connection with such cooperation, Seller agrees, upon request of Purchaser to “direct deed” for actual interests in the property to designees of Purchaser.

10.21   Litigation Expenses. In the event that either Seller or Purchaser is required to employ an attorney because any litigation or other dispute resolution proceeding arises out of this Agreement between the Parties hereto, the non-prevailing Party shall pay the prevailing Party all reasonable fees and expenses, including reasonable attorneys’ fees and expenses, incurred in connection with such litigation or other dispute resolution proceeding. This provision shall survive termination of this Agreement and Closing.

10.22   Confidentiality. Purchaser acknowledges that the existence of the transaction described herein and any documents, materials, instruments, records or other information delivered by Seller to Purchaser pursuant to this Agreement, including, without limitation, the Submission Matters (“Information”), shall be kept confidential by Purchaser, will not be used for any purpose other than in connection with Purchaser’s due diligence, and Purchaser shall neither disclose nor allow the disclosure of the Information or the existence of the transaction to anyone other than Purchaser’s Parties as are appropriate in order to conduct its due diligence.

[SIGNATURE PAGE TO FOLLOW]

31

IN “WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be executed in their names by their respective duly authorized representatives.

FEE OWNER:

Moody National Cedar-Newark Holding, LLC, Delaware limited liability company

By:
Name:	Brett C. Moody
Title:	President

Signature Page to Purchase and Sale Agreement

IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be executed in their names by their respective duly authorized representatives.

MOODY MT:

Moody National TPS Newark MT, LLC,’ a Delaware limited liability company

By:
Name:	Brett C. Moody
Title:	President

Signature Page to Purchase and Sale Agreement

IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be executed in their names by their respective duly authorized representatives.

PURCHASER:

HOLIDAY GARDEN SF CORP., a California corporation

By:
Name:	DONY TSENG-TUNG CHEN
Its:	VICE PRESIDENT

Signature Page to Purchase and Sale Agreement

The Title Company Agent hereby acknowledges receipt of a fully executed copy of the Agreement as of the 20th day of July, 2015 (the “Effective Date”), and agrees to accept, hold and disburse the Deposits in accordance with the provisions of this Agreement and the Escrow Agreement. The undersigned acknowledges that it is not a party to this Agreement and that it is executing below solely for the purpose of the foregoing acknowledgment and agreement.

TITLE COMPANY:

CHICAGO TITLE COMPANY.

By:
Name:	Terina J. Kung
Title:	AVP, Senior Commercial Escrow Officer

Title Company Joinder for Purchase and Sale Agreement

EXHIBIT A

LEGAL DESCRIPTION

Parcel 1, Parcel Map 7179, filed April 1, 1999, in Book 244 of Maps, Pages 24 and 25, Alameda County Records.

Exhibit A, Page 1

EXHIBIT B

Form of Grant Deed

RECORDING REQUESTED BY AND

WHEN RECORDED MAIL TO:

Attn:

MAIL TAX STATEMENTS TO:
See above.

GRANT DEED

The undersigned grantor declares the Documentary Transfer Tax is $_______________and City Tax is $__________and is computed on the full value of the interest or property conveyed. The property is located in the City of Newark and County of Alameda, State of California.

FOR VALUE RECEIVED, _____________________________________ (“Grantor”), hereby grants to _____________________ (“Grantee”), that certain real property (the “Property”) situated in the City of Newark, County of Alameda, State of California, described in Exhibit A attached hereto and incorporated by reference, together with all right, title and interest of, in and to all buildings and improvements, easements and rights-of-way now located or hereafter constructed on the Property.

This conveyance is made and accepted subject to all real property taxes and assessments, unrecorded leases, all matters of record and all matters that would be reflected on an accurate survey or shown by a physical inspection of the Property, as of the date hereof.

IN WITNESS WHEREOF, the undersigned Grantor has executed this Grant Deed as of ____________________ ,2015.

GRANTOR:

By:
Name:
Title:

Exhibit B, Page 1

EXHIBIT A

LEGAL DESCRIPTION

The Land referred to is situated in the City of Newark, Alameda County, State of California, and is described as follows:

Exhibit B, Page 2

A notary public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document.

ACKNOWLEDGMENT OF NOTARY PUBLIC

STATE OF CALIFORNIA                       )

COUNTY OF__________________)

On________________________, before me,___________________________, Notary Public, personally appeared __________________________, who proved to me on the basis of satisfactory evidence to be the person(s) whose name (s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument, the person(s) or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

NOTARY PUBLIC

EXHIBIT C

FORM OF BILL OF SALE AND GENERAL ASSIGNMENT

I.

Bill of Sale

For good and valuable consideration, the receipt of which is hereby acknowledged, MOODY NATIONAL CEDAR NEWARK HOLDING, LLC, a Delaware limited liability company and MOODY NATIONAL TPS NEWARK MT, LLC, a Delaware limited liability company (collectively, the “Seller” or “Assignor”“), does hereby sell, transfer and convey to ____________________ (the “Purchaser” or “Assignee”), all of the Tangible Personal Property (as defined in the Purchase Agreement), owned by Seller and currently used in the operation, repair and maintenance of the improvements located upon the real property described in Exhibit “A” attached hereto.

Seller does hereby covenant with Purchaser that Seller is the lawful owner of such Tangible Personal Property, free and clear of all liens, encumbrances, security agreements and financing statements, that such Tangible Personal Property is owned and not leased by Seller and that Seller has good right to sell the same as aforesaid and will warrant and defend the title thereto unto Purchaser, its successors and assigns, against the claims and demands of all persons. Seller makes no representation or warranty as to the condition or fitness of any such property, except as may be expressly provided in the Agreement for Purchase and Sale entered into by Seller and Purchaser dated_______________, 2015 (the “Purchase Agreement”). All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Purchase Agreement.

II.

General Assignment

1.         Assignment of Intangible Personal Property. Assignor hereby assigns, transfers and conveys to Assignee all of Assignor’s right, title and interest in and to all of the Intangible Personal Property, excluding the Hotel Agreements. The Advance Bookings, which are a part of the Intangible Personal Property are set forth in Exhibit “B”, and Assignee accepts and agrees to assume the obligations of Assignor under the Advance Bookings occurring after the Effective Date (as hereinafter defined).

2.          Effective Date. The “Effective Date” of this Assignment shall be the date that Assignee acquires fee simple interest in and to the Real Property described in Exhibit “A”.

3.         Consistency with Purchase Agreement. Nothing in this Assignment shall be construed to modify or limit any provisions in the Purchase Agreement and in the event of any inconsistency between this Assignment and the Purchase Agreement, the latter shall govern and control.

4.         Miscellaneous.

Exhibit C, Page 1

A.          Attorneys’ Fees. In the event of any action between Assignor and Assignee seeking enforcement of any of the terms and conditions to this Assignment, the prevailing Party in such action, whether by fixed judgment or settlement, shall be entitled to recover, in addition to damages, injunctive or other relief, its actual costs and expenses, including, but not limited to, actual attorneys’ fees, court costs and expert witness fees. Such costs shall include attorneys’ fees, costs and expenses incurred in (a) post-judgment motions, (b) contempt proceedings, (c) garnishment, levy and debtor and third-party examination, (d) discovery, and (e) bankruptcy litigation.

B.          Inurement. This Assignment shall inure to the benefit of Assignor and Assignee, and their respective heirs, assigns and successors in interest.

C.          Counterparts. This Assignment may be signed by the parties in different counterparts and the signature pages combined to create a document binding on all parties.

D.          Governing Law. This Assignment shall be governed by and construed in accordance with the laws of the State of California.

Exhibit C, Page 2

IN WITNESS WHEREOF, the parties hereto have executed this Bill of Sale and General Assignment as of the date first above written.

SELLER/ASSIGNOR	PURCHASER/ASSIGNEE

By:	By:

Name:	Name:

Title:	Title:

Exhibit C, Page 3

Exhibit A to Bill of Sale and General Assignment

(Legal Description)

Exhibit C, Page 4

Exhibit B to Bill of Sale and General Assignment

(Bookings)

Exhibit C, Page 5

EXHIBIT D

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Assignment”) is made and entered into this ____ day of____________, 2015, by and between MOODY NATIONAL CEDAR NEWARK HOLDING, LLC, a Delaware limited liability company and MOODY NATIONAL TPS NEWARK MT, LLC, a Delaware limited liability company (collectively, the “Assignor”), and [__________________________] (“Assignee”).

R E C I T A L S:

This Assignment is made with reference to the following facts and intentions of the parties:

A.        Concurrently with the delivery of this Assignment, Assignor has conveyed to Assignee and Assignee has acquired from Assignor a fee simple estate in and to certain real property located in Newark, California, more particularly described in Exhibit “A” attached hereto (the “Real Property”‘) pursuant to that certain Agreement for Purchase and Sale dated_______________, 2015 (the “Purchase Agreement”‘).

B.         Assignor, in connection with the orderly operation of the Real Property, has entered into certain service, supply, maintenance and other contracts, copies of which have been given to and approved by Assignee. In accordance with the terms and conditions of the Purchase Agreement, Assignor has agreed to assign to Assignee and Assignee has agreed to accept the assignment of all contracts which Assignee elects to assume. A schedule of all such contracts Assignee has elected to assume are attached hereto as Exhibit “B” (collectively, “Hotel Agreements”).

NOW, THEREFORE, in  consideration of the foregoing and for other good and valuable consideration, the parties agree as follows:

1.          Assignment of Hotel Agreements. Assignor hereby assigns, transfers and conveys to Assignee all of Assignor’s right, title and interest in and to all of the Hotel Agreements set forth in Exhibit “B”, and Assignee accepts and agrees to assume the obligations of Assignor under the Hotel Agreements occurring after the Effective Date (as hereinafter defined).

2.          No Liability; Indemnification. This Assignment and its acceptance by Assignee shall not impose any liability on Assignee for any default by Assignor under the Hotel Agreements occurring prior to the Effective Date. Assignor shall indemnify, protect, defend and hold Assignee harmless from any and all losses, demands, damages, claims, liabilities, costs and expenses, including, but not limited to, attorneys’ fees arising out of or in connection with any default by Assignor under the Hotel Agreements occurring prior to the Effective Date. Assignee shall indemnify, protect, defend and hold Assignor harmless from any and all losses, damages, claims, liabilities, costs and expenses including, without limitation, attorneys’ fees, arising out of or in connection with any default by Assignee under the Hotel Agreements that occurs after the Effective Date.

3.          Effective Date. The “Effective Date” of this Assignment shall be the date that Assignee acquires fee simple interest in and to the Real Property described in Exhibit “A”.

Exhibit D, Page 1

4.          Consistency with Purchase Agreement. Nothing in this Assignment shall be construed to modify or limit any provisions in the Purchase Agreement and in the event of any inconsistency between this Assignment and the Purchase Agreement, the latter shall govern and control.

5.          Miscellaneous.

   A.         Attorneys’ Fees. In the event of any action between Assignor and Assignee seeking enforcement of any of the terms and conditions to this Assignment, the prevailing Party in such action, whether by fixed judgment or settlement, shall be entitled to recover, in addition to damages, injunctive or other relief, its actual costs and expenses, including, but not limited to, actual attorneys’ fees, court costs and expert witness fees. Such costs shall include attorneys’ fees, costs and expenses incurred in (a) post-judgment motions, (b) contempt proceedings, (c) garnishment, levy and debtor and third-party examination, (d) discovery, and (e) bankruptcy litigation.

   B.         Inurement. This Assignment shall inure to the benefit of Assignor and Assignee, and their respective heirs, assigns and successors in interest.

   C.         Counterparts. This Assignment may be signed by the parties in different counterparts and the signature pages combined to create a document binding on all parties.

   D.         Governing Law. This Assignment shall be governed by and construed in accordance with the laws of the State of California.

Exhibit D, Page 2

IN WITNESS WHEREOF, the parties hereto have executed this Assignment as of the date first above written.

ASSIGNOR	ASSIGNEE

By:	By:

Name:	Name:

Title:	Title:

Exhibit D, Page 3

Exhibit A to Assignment and Assumption Agreement

(Legal Description)

Exhibit D, Page 4

Exhibit B to Assignment and Assumption Agreement

(List of Hotel Agreements)

Exhibit D, Page 5

EXHIBIT E

FIRPTA Affidavit

Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. To inform the transferee that withholding of tax is not required upon the disposition of a United States real property interest by the undersigned (“Seller”), Seller hereby certifies:

1.	Seller is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Internal Revenue Code and the Income Tax Regulations);

2.	Seller’s U.S. employer identification number is__________________________; and

3.	Seller’s office address is:

Seller understands that this certification may be disclosed to the Internal Revenue Service by the transferee and that any false statement contained herein could be punished by fine, imprisonment or both.

Under penalties of perjury I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of Seller.

By:
Name:
Title:

Exhibit E, Page 1

EXHIBIT F

GUARANTY

THIS GUARANTY (this “Guaranty”) is made as of_____________, 2015, by ________________________ (“Guarantor”), in favor of  _____________________________ (“Purchaser”).

RECITALS

A.        Concurrently with the delivery of this Guaranty, MOODY NATIONAL CEDAR NEWARK HOLDING, LLC, a Delaware limited liability company and MOODY NATIONAL TPS NEWARK MT, LLC, a Delaware limited liability company (collectively, the “Seller”), have conveyed to Purchaser and Purchaser has acquired from Seller a fee simple estate in and to certain real property located in Newark, California, more particularly described in Exhibit “A” attached hereto (the “Real Property”) pursuant to that certain Agreement for Purchase and Sale dated_______________, 2015 (the “Purchase Agreement”). Any capitalized terms used herein but not defined shall have the meaning ascribed to such terms in the Purchase Agreement.

B.         Pursuant to Section 9.4(b) of the Purchase Agreement, Seller has agreed to reimburse or pay Purchaser for certain obligations of Seller set forth therein subject to Seller’s Post Closing Liability Floor and Seller’s Post-Closing Liability Cap.

C.         Guarantor is the parent company of Seller and has a financial interest in Seller; and

D.         Purchaser would not have executed the Purchase Agreement if Guarantor did not execute and deliver to Purchaser this Guaranty.

NOW, THEREFORE, Guarantor does hereby absolutely, presently, unconditionally and irrevocably guaranty the prompt payment by Seller of all of Seller obligations under Section 9.4(b) of the Purchase Agreement subject to Seller’s Post-Closing Liability Floor and Seller’s Post-Closing Liability Cap for that period commencing on the date of this Guaranty and ending twelve (12) months thereafter (the “Guaranteed Obligations”), and further agrees as follows:

1.          Guarantor hereby covenants and agrees with Purchaser that if Seller shall default on any of the Guaranteed Obligations, Guarantor shall forthwith upon demand pay such sums and any arrears thereof to Purchaser in legal currency of the United States of America for payment of public and private debts; provided, however, in no event shall Guarantor’s liability for any of the Guaranteed Obligations exceed the total sum of $980,000.00 which amount shall be inclusive of any amounts paid by Seller under the Purchase Agreement.

2.          The liability of Guarantor under this Guaranty is a guaranty of payment and not of collectability, and is not conditioned or contingent upon the genuineness, validity, regularity or enforceability of the Purchase Agreement or the pursuit by Purchaser of any remedies which it now has or may hereafter have with respect thereto, at law, in equity or otherwise.

Exhibit F, Page 1

3.          Guarantor hereby waives and agrees not to assert or take advantage of to the extent permitted by law: (i) notice of acceptance of this Guaranty; (ii) any right to require Purchaser to first seek payment from Seller; (iii) any statute of limitations affecting Guarantor’s liability hereunder or the enforcement thereof; (iv) any right or defense that may arise by reason of the incapability, lack of authority, death or disability of Seller or any other person; and (v) all principles or provisions of law which conflict with the terms of this Guaranty.

4.          Guarantor agrees that Purchaser may enforce this Guaranty without the necessity of proceeding against Seller or any other guarantor.

5. (a) Guarantor agrees that nothing contained herein shall prevent Purchaser from suing on the Purchase Agreement or from exercising any rights available to it thereunder and that the exercise of any of the aforesaid rights shall not constitute a legal or equitable discharge of Guarantor. Without limiting the generality of the foregoing, Guarantor hereby expressly waives any and all benefits under California Civil Code §§ 2809, 2810, 2819, 2845, 2847, 2848, 2849 and 2850.

(b) Guarantor agrees that Guarantor shall have no right of subrogation against Seller unless and until the Guaranteed Obligations, or the portion thereof paid by Guarantor, have been paid in full.

(c) The obligations of Guarantor under this Guaranty shall not be altered, limited or affected by any case, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Seller or any defense which Seller may have by reason of order, decree or decision of any court or administrative body resulting from any such case.

6.          Any notice, statement, demand, consent, approval or other communication required or permitted to be given, rendered or made by either party to the other, pursuant to this Guaranty or pursuant to any applicable law or requirement of public authority, shall be in writing (whether or not so stated elsewhere in this Guaranty) and shall be deemed to have been properly given, rendered or made only if hand-delivered or sent by overnight courier, and shall be deemed to have been given, rendered or made on the day it is delivered. By giving notice as provided above, either party may designate a different address for notices, statements, demands, consents, approvals or other communications intended for it.

To Guarantor:

Moody National REIT I, Inc.
c/o Moody National Companies
6363 Woodway, Suite 110
Houston, Texas 77057
Attn: Brett Moody
Telephone: (713) 977-7500
Facsimile: (713) 977-7505
bmoody@,moodynational .com

Exhibit F, Page 2

With a copy to:

Sneed Vine & Perry, P.C.
900 Congress, Suite 300
Austin, Texas 78701
Attn: Adam S. Wilk/Kasi M. Moeskau
Telephone: (512) 476-6955
Facsimile: (512) 476-1825
awilk(g),sneedvine.com
kmoeskau@sneedvine.com

To Purchaser:

7.          This Guaranty shall be binding upon Guarantor and Guarantor’s heirs, representatives, administrators, executors, successors and assigns and shall inure to the benefit of and shall be enforceable by Purchaser, its successors, endorsees and assigns.

8.          This Guaranty shall be governed by and construed in accordance with the laws of the State of California, and in a case involving diversity of citizenship, shall be litigated in and subject to the jurisdiction of the courts of California.

9.          Every provision of this Guaranty is intended to be severable. In the event any term or provision hereof is declared to be illegal or invalid for any reason whatsoever by a court of competent jurisdiction, such illegality or invalidity shall not affect the balance of the terms and provisions hereof, which terms and provisions shall remain binding and enforceable.

10.        This Guaranty may be executed in any number of counterparts each of which shall be deemed an original and all of which shall constitute one and the same Guaranty with the same effect as if all parties had signed the same signature page. Any signature page of this Guaranty may be detached from any counterpart of this Guaranty and re-attached to any other counterpart of this Guaranty identical in form hereto but having attached to it one or more additional signature pages.

IN WITNESS WHEREOF, Guarantor has executed this Guaranty as of the day and year first above written

GUARANTOR

Exhibit F, Page 3

EXHIBIT G

PROCEDURE AND METHOD OF PRORATION

AND OTHER ADJUSTMENTS

Prior to the Closing, Seller and Purchaser shall jointly prepare a proposed closing statement containing the parties’ reasonable estimate of the items requiring proration and adjustment under Section 6.6 and other applicable Sections of this Agreement.

Post-Closing Adjustments.

(j)           Except for prorations of taxes and rents, which shall be adjusted within fifteen (15) business days of receipt of the tax bill for the tax year in which the Closing occurs, as soon as reasonably practicable after the Closing but in no event later than one hundred eighty (180) days after the Closing (the “True Up Period”), Seller and Purchaser acting reasonably and in good faith, shall reconcile between themselves, outside of Escrow, the amounts to be prorated pursuant to this Agreement, using any updated information with respect to matters then available. During the True Up Period each Party shall provide the other with reasonable access to the books, records, computer runs and other documents relating to the Hotel which contain information relevant to completing the reconciliation. Purchaser will prepare and deliver to Seller for its review and approval, which shall not be unreasonably withheld, conditioned or delayed, a statement of prorations (the “Final Statement”) within one hundred eighty (180) days after the Closing, and the Party in whose favor the original incorrect adjustment or error was made (“Adjusting Party”) shall pay to the other Party (“Requesting Party”) the sum necessary to correct such prior incorrect adjustment or error within ten (10) days after completion of the Final Statement. Following completion of adjustments pursuant to the Final Statement and any subsequent adjustment for taxes and rents, such adjustment shall be final and no further adjustment to the prorations or the Purchase Price shall be made.

(k)          In the case of a dispute involving the post-Closing adjustment described in (a) above, the Parties shall attempt to resolve such dispute, but if for any reason such dispute is not resolved by the date that is thirty (30) days after the delivery of the original notice of the claimed adjustment by Purchaser or Seller, then the Parties shall submit such dispute to HVS or such other firm as may be mutually agreed between Seller and Purchaser (“Outside Accountants”), and the determination of the Outside Accountants, which shall be made within a period of fifteen (15) days after such submittal by the parties, shall be conclusive. The fees and expenses of the Outside Accountants shall be paid equally by Purchaser and Seller. At such time as the amount of any adjustment or dispute shall be determined (either by agreement or by determination of the Outside Accountants), any amount that shall be payable by either Party to the other Party as a result of such adjustment or determination shall be paid within ten (10) business days after the date on which such agreement or determination shall have been made.

Exhibit G, Page 1

Schedule 3.7

Schedule of Litigation

None

Schedule 3.7

Schedule 3.8

Notice of Non-Compliance with Governmental Authorities

None

Schedule 3.8

Schedule 3.9

List of Environmental Reports

Phase I Environmental Site Assessment, EBI Project No. 11140951, prepared by EBI Consulting dated March 4, 2014.

Schedule 3.9

Schedule 3.11

List of Hotel Agreements

Elevator - ThyssenKrupp

Fire & Safety - Tyco

Landscaping - True Green

Pest Control - Ecolab

Television - World Cinema

Internet - BluePrint

Pool - Ecolab

Scent Program - ScentAir

Copy Machine - Xerox

Schedule 3.11

Schedule 3.16

Description of Leased Property

None

Schedule 3.16